Filed Pursuant to Rule 424(b)(3)
Registration No. 333-101607
The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting offers to buy these securities in any state where the offer or sale is not permitted. These securities may not be sold nor may offers to buy be accepted before the prospectus supplement is delivered in final form.

Subject to Completion, dated March 31, 2003

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated December 31, 2002)

6,000,000 Shares

Allied Waste Industries, Inc.
              % Series C Senior Mandatory Convertible Preferred Stock

       We are offering all of the 6,000,000 shares of our Series C senior mandatory convertible preferred stock offered by this prospectus supplement. We will receive all of the net proceeds from the sale of such shares of our Series C senior mandatory convertible preferred stock.

       We will pay annual dividends on each share of our Series C senior mandatory convertible preferred stock in the amount of $         . Dividends will be cumulative from the date of issuance and to the extent that dividends are not prohibited or restricted under our debt agreements, assets are legally available to pay dividends and our board of directors or an authorized committee of our board declares a dividend payable, we will pay dividends in cash, shares of our common stock, or any combination thereof, in our sole discretion after every quarter. Shares of our common stock used to pay dividends will be delivered to the transfer agent to be sold on the holders’ behalf, resulting in net cash proceeds to be distributed to the holders in an amount equal to the cash dividends otherwise payable. The first dividend payment will be made on July 1, 2003.

       On April     , 2006, each share of our Series C senior mandatory convertible preferred stock will automatically convert, subject to adjustments described in this prospectus supplement, into between                   and                  shares of our common stock, depending on the then current market price of our common stock. At any time prior to April     , 2006, holders may elect to convert each share of their Series C senior mandatory convertible preferred stock, subject to adjustments described in this prospectus supplement, into                  shares of our common stock. If the closing price per share of our common stock exceeds $         for at least 20 trading days within a period of 30 consecutive trading days, we may elect, subject to certain limitations described in this prospectus supplement, to cause the conversion of all, but not less than all, of the shares of Series C senior mandatory convertible preferred then outstanding for shares of our common stock at a conversion rate of                    shares of our common stock for each share of our Series C senior mandatory convertible preferred stock.

       Prior to this offering, there has been no public market for our Series C senior mandatory convertible preferred stock. We intend to apply to list our Series C senior mandatory convertible preferred stock on the New York Stock Exchange under the symbol “    .” Our common stock is listed on the New York Stock Exchange under the symbol “AW.” On March 28, 2003, the last reported sale price of our common stock was $8.60 per share.

       Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 11,627,907 shares of our common stock (or 13,372,093 shares if the underwriters exercise in full their over-allotment option). Prior to the closing of this offering, Allied Waste North America, Inc., our wholly-owned subsidiary, intends to offer, by means of a separate prospectus supplement, $300.0 million in aggregate principal amount of its senior notes.

       This offering, the common stock offering and the senior notes offering are part of a larger financing plan. However, none of these offerings are contingent upon the consummation of any of the other offerings. See “Prospectus Supplement Summary—Financing and Divestiture Plan.”

          Investing in our Series C senior mandatory convertible preferred stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 2 of the accompanying prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

       The underwriters may also purchase up to 900,000 shares of our Series C senior mandatory convertible preferred stock from us at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any.

       The underwriters are offering the shares of our Series C senior mandatory convertible preferred stock as set forth in “Underwriting.” Delivery of the shares of Series C senior mandatory convertible preferred stock will be made on or about April     , 2003.

Joint Book-Running Managers

UBS Warburg	Salomon Smith Barney	Deutsche Bank Securities

Banc One Capital Markets, Inc.	BNP PARIBAS	Credit Lyonnais Securities (USA) Inc.	Scotia Capital

April     , 2003

       We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

        If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the “Commission,” under the Securities Act of 1933, as amended, or the “Securities Act.” We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You may read and copy any document we file with the Commission at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov.

        Our common stock is quoted on the New York Stock Exchange under the symbol “AW.” You may inspect reports and other information concerning us at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

        The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed or terminated.

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed March 27, 2003.

        The preceding list supercedes and replaces the documents listed in the accompanying prospectus under the heading “Where You Can Find More Information,” with the exception of those portions of Allied’s Proxy Statement related to the annual meeting held on May 29, 2002, filed on April 16, 2002, that are incorporated by reference in Allied’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 22, 2002, until such time as the new proxy is filed.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

Allied Waste Industries, Inc.
15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260
(480) 627-2700

        You may also obtain copies of these filings, at no cost, by accessing our website at http://www.alliedwaste.com; however, the information found on our website is not considered part of this prospectus supplement.

        You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. We have not authorized anyone else to provide you with different information.

ii

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the Commission. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under the heading “Risk Factors” and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

MARKET AND INDUSTRY DATA

        Certain market and industry data included in this prospectus supplement has been obtained from third party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement.

iii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document, including the risk factors and the financial data and related notes, before making an investment decision. Unless the context requires otherwise, references in this prospectus supplement to “Allied,” “we,” “us” or “our” refer to Allied Waste Industries, Inc. and its direct and indirect subsidiaries on a consolidated basis. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise the over-allotment option we have granted them. See “Underwriting.”

Company Overview

        We are the second largest, non-hazardous solid waste management company in the United States. We provide collection, transfer, recycling and disposal services for approximately 10 million residential, commercial and industrial customers. We operate as a vertically integrated company which entails picking up waste from businesses and residences and disposing of that waste in our own landfills to the extent that it is economically feasible, which we refer to as “internalization.” This allows us greater stability in and control over the waste flow into our landfills and, therefore, greater control over the cash flow stability in our business. We serve our customers through a network of 340 collection companies, 175 transfer stations, 169 active landfills and 66 recycling facilities in 118 major markets within 39 states.

        We reported revenues of approximately $5.5 billion and approximately $5.6 billion for the years ended December 31, 2002 and 2001, respectively. During the years ended December 31, 2002 and 2001, we generated operating cash flows of approximately $1,032.7 million and $905.2 million, and reinvested $542.3 million and $500.9 million of capital into our business, respectively. During 2002, we reduced our debt balance by $377.5 million to $8.9 billion and our debt to total capitalization was 82.1% and 84.1% at December 31, 2002 and 2001, respectively. Our current business objectives are to focus on internal growth and maximize cash flow to repay debt.

        Our management philosophy utilizes a decentralized operating model, with centralized management oversight and centralized control of functions and activities related to risk, regulations and compliance. Because the waste collection and disposal business is a very local business, operations and opportunities differ in each of our markets. By utilizing a decentralized operating model, the day-to-day operating decisions are made locally, close to the customer. We believe that this model allows us to maximize the growth and development opportunities in each market in which we operate and has largely contributed to our ability to operate the business efficiently, while maintaining effective controls over our operations and administrative matters, including financial reporting and risk management.

        We acquire companies within the waste industry that either provide additional infrastructure, such as landfills and transfer stations in existing markets, or tuck into our existing collection companies and enhance our internalization and profitability in a market. Since 2001, we have funded the acquisition of companies through the proceeds from divestitures of non-integrated assets. In 2002, we divested companies with $69.3 million of annualized revenue for proceeds of $84.3 million and acquired companies with $28.3 million of annualized revenue for a purchase price of $55.4 million.

Financing and Divestiture Plan

        Concurrently with this offering, we are offering to sell to the public 11,627,907 shares of our common stock (or 13,372,093 shares if the underwriters exercise in full their over-allotment option). Prior to the closing of this offering, Allied Waste North America, Inc., or “AWNA,” our wholly-owned subsidiary, intends to offer to the public $300.0 million in aggregate principal amount of its senior notes.

        On March 21, 2003, our wholly-owned special purpose subsidiary entered into a receivables securitization facility that yielded loan proceeds in the amount of approximately $150.0 million.

        The net proceeds from this offering, the common stock offering and the senior notes offering will be used, and the borrowings under the receivables securitization facility have been used, to ratably repay portions of tranches A, B and C of the term loans under our current senior credit facility, or our “1999 Credit Facility.” We intend to refinance the remaining outstanding borrowings under our 1999 Credit Facility from borrowings under a new senior credit facility, or our “replacement senior credit facility,” which we expect to enter into in the near future. We currently anticipate that our replacement senior credit facility will be comprised of a $1.5 billion revolving credit facility and $1.5 billion of term loan facilities. As of the date of this prospectus supplement, we have received commitments of $1.5 billion from a group of lenders, including affiliates of the underwriters of this offering, with respect to the revolving portion of our replacement senior credit facility. We are in the process of syndicating the term loan portion of our replacement senior credit facility. The execution of our replacement senior credit facility is contingent upon our successful syndication of the term loan portion of such senior credit facility and there can be no assurance that we will be able to do so. In this prospectus supplement, we refer to our 1999 Credit Facility and our replacement senior credit facility collectively as our “senior credit facility.”

        During 2003, we expect to generate approximately $300 million of after-tax proceeds from possible divestitures of non-core assets in excess of any potential acquisitions, or our “divestiture plan.” Of such proceeds, approximately $100 million will be used to repay the outstanding borrowings under the revolving portion of our senior credit facility. We have not yet identified any non-core assets for divestiture and we have not entered into any definitive agreements for the sale of non-core assets. We cannot assure you that we will be able to consummate the sale of non-core assets on terms that will generate $300.0 million of after-tax proceeds or at all.

        The closing of this offering, the common stock offering and the senior notes offering are not contingent on the closing of any of the other offerings, the divestiture plan or the refinancing of our 1999 Credit Facility. Offers for our common stock are only being made, and offers for AWNA’s senior notes will only be made, by delivery of the prospectus supplement relating to such offering. We could decide not to sell our common stock or sell more or less of our common stock than we presently are offering. AWNA could decide not to sell its senior notes or sell more or less of its senior notes than it presently anticipates offering.

        The execution of our replacement senior credit facility is contingent on the successful closing of a minimum of $250.0 million in gross proceeds from the senior notes offering and a minimum of $350.0 million in aggregate gross proceeds from the combined offerings of our common stock and this offering.

        This offering, the common stock offering, the senior notes offering, the execution of the receivables securitization facility, the refinancing of our 1999 Credit Facility and the execution of our replacement senior credit facility are collectively referred to in this prospectus supplement as the “Financing Plan” and together with the divestiture plan are collectively referred to in this prospectus supplement as the “Transactions.”

Industry Trends

        Based on industry data, we estimate that the non-hazardous solid waste industry in the United States generates approximately $40 billion in revenues from publicly traded companies, municipalities and privately held companies. Although the non-hazardous solid waste industry has traditionally been very fragmented, particularly in the collection segment of the business, the industry has undergone significant consolidation due to rising costs, regulatory complexities and increased capital requirements. We believe this cycle of industry consolidation has been substantially completed. Publicly traded companies generate approximately 47% of the industry’s revenues, while municipalities and private companies generate approximately 30% and 23% of the industry’s revenues, respectively. Presently, the three largest publicly traded companies in the waste management industry in the United States generate over 90% of the public company revenues. We believe that the industry is displaying a greater focus on maximization of cash flow and internal growth through initiatives that increase returns on investments. We believe that large integrated public companies that have the requisite management expertise and ready access to capital are best positioned to achieve these goals.

        Generally, revenue growth within the industry has been a function of overall economic and population growth and changing demographics. Industry growth has also been impacted by changes in state and federal regulations, supply of and demand for disposal capacity and consumer awareness of environmental matters. While the companies within the industry provide essential services, their revenue growth has been, and will continue to be, impacted by changes in general economic and industry specific trends.

Business Strategy

        The major components of our business strategy are intended to maximize operating cash flows to enable us to continue to pay down debt. These components are:

        Vertical Integration and Internalization. Our vertical integration business strategy has been and continues to be the key element of our operating philosophy. The fundamental objective of our vertically integrated business model is to control the waste stream from the point of collection through disposal, thereby achieving a high rate of waste internalization (or the percentage of collected waste that we manage through to disposal). We have built through market-specific acquisitions vertically integrated operations typically consisting of collection companies, transfer stations, recycling facilities and landfills. We target strategic acquisitions in specific markets to maximize our vertical integration strategy. Within our markets, we seek to strengthen our competitive position and improve our financial returns by acquiring and selling operating assets. We believe that we can realize competitive advantages by continuously implementing this strategy across existing and selected new markets in the United States. Our internalization rate, as measured by collection volumes, was approximately 67% at the end of 2002 and 2001.

        Focus on Customer Service Excellence. Decentralized operations and local management characterize our operations-oriented business strategy. Historically, we have successfully focused our management development activities on recruiting and retaining operating managers with extensive industry and local market experiences. Our senior operating management average over 25 years of industry experience. By continuing to hire and retain experienced, local market-oriented managers, we believe that we are well positioned to react to customer needs and changes in our markets and are able to capitalize on growth opportunities. The focus on customer services is supported by investing in and maintaining a quality asset base and providing training programs that maximize our operational excellence.

        Internal Development and Incremental Acquisitions. Our focus is on achieving a sustainable rate of long-term growth and efficiently operating the assets we have accumulated since the early 1990’s. We intend to increase revenues by increasing volumes collected and disposed of and by increasing the rates we charge for the services we provide. We intend to supplement this internal growth with acquisitions of operating assets in existing markets, such as landfills and transfer stations, and tuck-in acquisitions of privately owned solid waste operations, funded by the sale of operations that are not consistent with our business model. We also intend to examine opportunities when government entities privatize the operation of all or part of their solid waste systems. In addition, we seek to achieve broad domestic geographic diversification in our operations through market development initiatives.

        Maintaining Financial Capacity and Infrastructure for Future Growth. We seek to implement our business strategy by maintaining sufficient financial capacity and effective administrative systems and controls. Our operating cash flows have historically been sufficient to fund our debt service, working capital and capital expenditure requirements, and we maintain revolving line of credit capacity which has been sufficient to handle seasonal and other peak spending requirements. Cash flows in excess of current year debt maturities have been applied to future maturities.

        Our system of internal controls is implemented through clear and accessible written policies and procedures and appropriate delegation of authority and segregation of responsibility. Our policies establish a philosophy of conducting operations in a responsible and ethical manner. Our system of internal controls is reviewed, modified and improved as changes occur in business conditions and our operations.

Operations

        Our revenue mix (including intercompany revenues) for 2002 was approximately $4.2 billion (62.2%) collection, $2.1 billion (31.6%) disposal (including transfer), $243.1 million (3.6%) recycling and $173.9 million (2.6%) other. No one customer has individually accounted for more than 1% of our consolidated revenue in any of the last three years.

        Collection. Collection operations involve collecting and transporting non-hazardous waste from the point of generation to the transfer station or the site of disposal. Fees relating to collection services are based on general competitive and prevailing local economic conditions and other considerations such as collection frequency, type of equipment furnished (if any), the type and volume or weight of the waste collected, the distance traveled to the transfer station or disposal facility and the cost of disposal. Depending on the customer being served, we generally provide solid waste collection under the following two service lines:

•	Commercial. We provide containerized non-hazardous solid waste disposal services to a wide variety of commercial and industrial customers. Commercial revenue represents approximately 72% of our collection revenue. We provide customers with containers that are designed to be lifted mechanically and either emptied into a collection vehicle’s compaction hopper or, in the case of roll-off containers, to be loaded onto the collection vehicle. Our commercial containers generally range in size from one to eight cubic yards and our roll-off containers generally range in size from 20 to 40 cubic yards. Contracts for roll-off containers may provide for temporary (such as the removal of waste from a construction site) or ongoing services. Commercial contract terms generally range from 1 to 3 years and commonly have renewal options.

•	Residential. We perform residential collection services under individual monthly subscriptions directly to households or under exclusive contracts with municipal governments that allow us to service all or a portion of the homes in the municipalities at established rates. Municipal contracts generally have a term of 3 to 5 years and commonly have renewal options. We seek to obtain municipal contracts that enhance the efficiency and profitability of our operations as a result of the density of collection customers within a given area. Residential revenue represents approximately 28% of our collection revenue, approximately 40% of which is subscription revenue and approximately 60% of which is municipal revenue. Prior to the end of the term of most municipal contracts, we will attempt to renegotiate the contract, and if unable to do so, will generally re-bid the contract on a sealed bid basis. We also make residential collection service arrangements directly with households. We seek to enter into residential service arrangements where the route density is high, thereby creating additional economic benefit. Residential collection fees are either paid by the municipalities out of tax revenues or service charges or are paid directly by the residents who receive the service.

        Transfer Stations. A transfer station is a facility where solid waste is received from third-party and company owned collection vehicles and then transferred to and compacted in large, specially constructed trailers for transportation to disposal facilities. This consolidation reduces costs by increasing the density of the waste being transported through compaction and by improving utilization of collection personnel and equipment. We generally base fees upon such factors as general competitive and economic conditions, the type and volume or weight of the waste transferred, the transport distance to the disposal facility and the cost of disposal. We believe that as increased regulations and public pressure restrict the development of landfills in urban and suburban areas, transfer stations will continue to be used as an efficient means to transport waste over longer distances to available landfills.

        Disposal. Non-hazardous solid waste landfills are the primary method of disposal of solid waste in the United States. Currently, a landfill must be designed, permitted, operated and closed in compliance with comprehensive federal, state and local regulations, most of which are promulgated under Subtitle D of the Resource Conservation and Recovery Act. Operating procedures include excavation, spreading and compacting of waste, and covering of waste with earth or other inert material. Disposal fees and the cost of transferring solid waste to the disposal facility place an economic restriction on the geographic scope of landfill operations in a particular market. Access to a disposal facility, such as a landfill, is necessary for all solid waste management companies. While access to disposal facilities owned or operated by unaffiliated parties can generally be obtained, we prefer, in keeping with our business strategy, to own or operate our own disposal facilities. This strategy ensures access and allows us to internalize disposal fees.

        Recycling. We are primarily engaged in two types of recycling activities:

•	Collection. Collection services include curbside collection of recyclable materials for residential customers and commercial and industrial collection of recyclable materials. We generally charge recycling fees based on the service sought by the customer. The customer pays for the cost of removing, sorting and transferring recyclable materials downstream in the recycling process. Revenues from recycling collection services are reported in the collection line of business.

•	Commodity Sales. We receive mixed waste materials at a materials recovery facility, which is often integrated into, or contiguous to, a transfer or collection operation. At the facility, we sort, separate, accumulate, bind or place in a container and ready for transport materials such as paper, cardboard, plastic, aluminum and other metals. We also engage in organic materials recycling and/or disposal. Cardboard and various grades of paper represented approximately 80% of our processed recyclable product in 2002. The purchaser of the recyclables generally pays for the sorted materials based on fluctuating spot-market prices. We seek to mitigate exposure to fluctuating commodity prices by entering into contractual agreements that set a minimum sales price on the recyclables and when possible passing through profit or loss from the sale of recyclables to customers.

Recent Developments

        On March 27, 2003, we announced that information currently available has indicated weakness in the first quarter results of operations caused by the severe winter, a spike in fuel costs and continued economic weakness. In response to the increase in fuel and other operating costs, and the continued weakness in the economy, we will be initiating a pricing program aimed at both the collection and landfill businesses to be launched in May 2003, coupled with a reduction in our field workforce of approximately 500 employees in April 2003.

Principal Executive Offices

        We are incorporated in Delaware and our principal executive office is located at 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260. Our telephone number is (480) 627-2700 and our web site is located at www.alliedwaste.com. The information that appears on our web site is not part of this prospectus supplement.

The Offering

Issuer	Allied Waste Industries, Inc.

Securities offered	6,000,000 shares of Series C senior mandatory convertible preferred stock. To the extent that the underwriters sell more than 6,000,000 shares of Series C senior mandatory convertible preferred stock, they have the option to purchase an additional 900,000 shares of Series C senior mandatory convertible preferred stock from us at the initial offering price less the underwriting discounts and commissions.

Initial price	$50.00 for each share of Series C senior mandatory convertible preferred stock.

Dividends	$ for each share of Series C senior mandatory convertible preferred stock per year. Dividends will be cumulative from the date of issuance and to the extent that dividends are not prohibited or restricted under our debt agreements, assets are legally available to pay dividends and our board of directors, or an authorized committee of our board, declares a dividend payable, we will pay dividends in cash, shares of our common stock, or any combination thereof, in our sole discretion after every quarter. Shares of our common stock used to pay dividends will be delivered to the transfer agent to be sold on the holders’ behalf, resulting in net cash proceeds to be distributed to the holders in an amount equal to the cash dividends otherwise payable. See “Risk Factors—Our debt agreements currently prohibit or restrict us from paying cash dividends on our Series C senior mandatory convertible preferred stock” and “—We cannot assure you that we will be able to file, cause to be declared effective or keep effective the registration statement required to permit us to pay dividends on our Series C senior mandatory convertible preferred stock in shares of our common stock.”

Dividend payment dates	The 1st calendar day (or the following business day if the 1st is not a business day) of each January, April, July and October, commencing on July 1, 2003.

Mandatory conversion date	April , 2006, which we call the “conversion date.”

Mandatory conversion	On the conversion date, each share of Series C senior mandatory convertible preferred stock will automatically convert into shares of our common stock, based on the conversion rate then in effect.

The holders of our Series C senior mandatory convertible preferred stock on the conversion date will have the right to receive a dividend of cash, shares of our common stock, or any combination thereof, as we determine in our sole discretion, in an amount equal to the accrued and unpaid dividends on our Series C senior mandatory convertible preferred stock as of the conversion date, whether or not declared, out of legally available assets.

Conversion rate	The conversion rate for each share of Series C senior mandatory convertible preferred stock will not be more than shares and not less than shares of our common stock, depending on the applicable market value of our common stock, as described below.

The conversion rate is subject to certain adjustments, including those described under “Description of Series C Senior Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

The applicable market value is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the conversion date. It will be calculated as described under “Description of Series C Senior Mandatory Convertible Preferred Stock—Automatic Conversion of Our Series C Senior Mandatory Convertible Preferred Stock.”

        The following table illustrates the conversion rate per share of Series C senior mandatory convertible preferred stock and the value of our common stock issuable upon conversion on the conversion date, at the applicable market value shown, subject to certain adjustments described under “Description of Series C Senior Mandatory Convertible Preferred Stock—Anti-dilution Adjustments”:

Applicable market value on conversion date	Conversion rate

less than $
between $ and $	to
greater than $

Optional conversion	At any time prior to April , 2006, you may elect to convert each of your shares of Series C senior mandatory convertible preferred stock into shares of our common stock. The conversion rate is subject to certain adjustments as described under “Description of Series C Senior Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Provisional conversion at the option of the issuer	If the closing price per share of our common stock exceeds $ for at least 20 trading days within a period of 30 consecutive trading days, we may elect, to cause the conversion of all, but not less than all, of the shares of Series C senior mandatory convertible preferred stock then outstanding for shares of our common stock at a conversion rate of shares of our common stock for each share of Series C senior mandatory convertible preferred stock, subject to certain adjustments as described under “Description of Series C Senior Mandatory Convertible Preferred Stock—Anti-dilution Adjustments,” only if, in addition to issuing you such shares of common stock, we pay you in cash the present value of all the remaining dividend payments through and including April , 2006, on the Series C senior mandatory convertible preferred stock, computed using a discount rate equal to the Treasury Yield, plus any accrued and unpaid dividend payments on our Series C senior mandatory convertible preferred stock, whether or not declared, in each case, out of legally available assets. See “Description of Series C Senior Mandatory Convertible Preferred Stock—Provisional Conversion at the Option of the Issuer.”

Early conversion upon cash merger	Prior to the conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as the “cash merger,” then on or after the date of the cash merger, each holder of our Series C senior mandatory convertible preferred stock will have the right to accelerate and convert their Series C senior mandatory convertible preferred stock at the conversion rate in effect immediately before the cash merger. See “Description of Series C Senior Mandatory Convertible Preferred Stock—Early Conversion Upon Cash Merger.”

Anti-dilution adjustments	The formula for determining the conversion rate on the conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted if certain events occur. See “Description of Series C Senior Mandatory Convertible Preferred Stock—Anti-dilution Adjustments.”

Liquidation preference	$50.00 per share of Series C senior mandatory convertible preferred stock, plus an amount equal to the sum of all accrued and unpaid dividends.

Voting rights	Holders of Series C senior mandatory convertible preferred stock will not be entitled to any voting rights, except as required by applicable state law and as described under “Description of Series C Senior Mandatory Convertible Preferred Stock—Voting Rights.”

Ranking	Our Series C senior mandatory convertible preferred stock will rank senior in right of payment to all of our common stock, now outstanding or to be issued in the future, and our Series B junior participating preferred stock that may be issued in the future, and pari passu with our Series A senior convertible preferred stock. As of December 31, 2002, there were 1,000,000 shares of our Series A senior convertible preferred stock outstanding, with a liquidation preference amount of $1.2 billion.

Use of proceeds	We will use the net proceeds from this offering of Series C senior mandatory convertible preferred stock to ratably repay portions of tranches A, B and C of the term loans under our 1999 Credit Facility, including related transaction fees. This offering is part of the Transactions. See “—Financing and Divestiture Plan.”

Federal Income Tax Considerations

        Dividends paid on our Series C senior mandatory convertible preferred stock will be taxable as ordinary income to the extent of our current or accumulated earnings and profits. As a general rule, no gain or loss will be recognized by a holder on the conversion of our Series C senior mandatory convertible preferred stock into shares of our common stock.

Risk Factors

        See the section entitled “Risk Factors” beginning on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus for a discussion of certain factors you should consider carefully before deciding to invest in our Series C senior mandatory convertible preferred stock.

Summary Financial Data

        The summary financial data presented below as of and for each of the three years in the period ended December 31, 2002 has been derived from our consolidated financial statements. Our consolidated financial statements as of and for each of the two years in the period ended December 31, 2002 have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included in our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus supplement. Our consolidated financial statements for the year ended December 31, 2000, prior to the revisions discussed in notes 1 and 3 to the 2002 consolidated financial statements, have been audited by Arthur Andersen LLP, independent accountants, and are included in our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus supplement. The summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus supplement. See “Experts.”

	Years Ended December 31,

	2000	2001	2002

	(in thousands, except percentages
	and per share data)
Statement of Operations Data:
Revenues	$5,707,485	$5,565,260	$5,517,306
Operating income	1,208,535	1,103,475	1,256,038
Net income before extraordinary loss	137,653	75,459	225,206
Other Data:
Operating income	$1,208,535	$1,103,475	$1,256,038
Depreciation and amortization	450,794	466,323	496,489
Goodwill amortization(1)	223,244	226,713	—

EBITDA(2)	$1,882,573	$1,796,511	$1,752,527

Non-cash loss (gain) on divestitures of assets	26,486	107,011	(9,339)
Per Share Data:
Basic income (loss) per share	$0.30	$(0.07)	$0.72
Diluted income (loss) per share	$0.29	$(0.07)	$0.71
Weighted average common shares	188,814	189,583	190,210
Weighted average common shares and common equivalent shares	191,122	194,906	193,508

	December 31, 2002

			As adjusted for
			this offering and
		As adjusted for	the common stock	As adjusted for the
	Actual	this offering(3)	offering(4)	Financing Plan(5)

Balance Sheet Data:
Cash and cash equivalents	$180,285	$180,285	$180,285	$180,285
Total long-term debt, net of current portion	8,718,642	8,429,176	8,334,561	8,388,617
Preferred stock	1,246,904	1,246,904	1,246,904	1,246,904
Stockholders’ equity	689,098	976,352	1,070,243	1,042,112
Long-term debt to total capitalization including preferred stock	82%	79%	78%	79%

(1)	In accordance with Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets (SFAS 142), amortization of goodwill ceased on January 1, 2002.

(2)	EBITDA is defined as operating income before depreciation and amortization, is not a measure of operating income, operating performance or liquidity under GAAP and may not be comparable to similarly titled measures reported by other companies. Although EBITDA and similar variations thereof are frequently used as a measure of operations and the ability to satisfy debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Historically, we have incurred non-cash losses (gains) as the result of implementing our strategy to divest non-integrated operations in order to pay down debt and fund acquisitions. For the years ended December 31, 2000, 2001 and 2002, EBITDA included non-cash losses (gains) on divestitures of assets of $26,486, $107,011 and $(9,339), respectively.

(3)	This column has been adjusted to give effect to this offering and the application of the net proceeds therefrom as if this offering was consummated on December 31, 2002.

(4)	This column has been adjusted to give effect to this offering and the offering of 11,627,907 shares of our common stock, and the application of the net proceeds therefrom, as if each offering and sale was consummated on December 31, 2002.

(5)	This column has been adjusted to give effect to the Financing Plan and the application of the net proceeds therefrom, including this offering, the offering of 11,627,907 shares of our common stock, the offering of $300.0 million in aggregate principal amount of AWNA’s senior notes, the execution of the $150.0 million receivables securitization facility and the refinancing of the remaining amounts outstanding under our 1999 Credit Facility with borrowings under our replacement senior credit facility, as if each component of the Financing Plan was consummated on December 31, 2002.

RISK FACTORS

        You should carefully consider the following risks and the risks set forth in the accompanying prospectus and all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before investing in our Series C senior mandatory convertible preferred stock.

Risks Related to Our Business

Our significant leverage may make it difficult for us to service our debt and operate our business.

        We have had and will likely continue to have a substantial amount of outstanding indebtedness with significant debt service requirements. At December 31, 2002, our consolidated debt, after giving effect to this offering, would have been approximately $8.6 billion, and our debt to total capitalization would have been 79%. At December 31, 2002, our consolidated debt, after giving effect to the Financing Plan, would have been approximately $8.6 billion, and our debt to total capitalization would have been 79%. The degree to which we are leveraged could have important consequences. For example it could:

•	make it more difficult for us to satisfy our obligations with respect to our debt;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund internal growth through working capital and capital expenditures and for other general corporate purposes;

•	increase our vulnerability to economic downturns in our industry;

•	increase our vulnerability to interest rate increases to the extent any of our variable rate debt is not hedged;

•	place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow;

•	limit our flexibility in planning for or reacting to changes in our business and our industry;

•	limit, among other things, our ability to borrow additional funds or obtain other financing capacity; and

•	subject us to a greater risk of noncompliance with financial and other restrictive covenants in our indebtedness. The failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material negative effect on us.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of December 31, 2002, our debt agreements permit us to incur substantial additional indebtedness under various financial ratio tests. As of December 31, 2002, we had no cash draws outstanding under our $1.3 billion revolving credit facility. As of such date, we had $724.1 million in letters of credit drawn on the revolving credit facility that support financial assurance purposes, leaving $567.2 million of availability.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on our indebtedness will depend on our ability to generate cash flow in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior credit facility will be adequate to meet our liquidity needs for the foreseeable future.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund other liquidity needs.

We may be unable to refinance our indebtedness.

        We may need to refinance all or a portion of our indebtedness before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our 1999 Credit Facility, on commercially reasonable terms or at all. We may also need to refinance our senior notes, our senior subordinated notes and/or other indebtedness to pay the principal amounts due at maturity. We cannot assure you that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms or at all.

Covenants in our senior credit facility, our indentures and the instruments governing our other indebtedness may limit our ability to operate our business.

        Our senior credit facility and certain of the agreements governing our other indebtedness contain covenants that restrict our ability to make distributions or other payments to our investors and creditors unless we satisfy certain financial tests or other criteria. We must also comply with certain specified financial ratios and tests. In some cases, our subsidiaries are subject to similar restrictions which may restrict their ability to make distributions to us. In addition, our senior credit facility and these other agreements contain additional affirmative and negative covenants, including limitations on our ability to incur additional indebtedness and to make acquisitions and capital expenditures. All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

        If we do not comply with these covenants and restrictions, we could be in default under those agreements and the debt, together with accrued interest, could then be declared immediately due and payable. If we default under our senior credit facility, the lenders could cause all of our outstanding debt obligations under such senior credit facility to become due and payable, require us to apply all of our cash to repay the indebtedness under such senior credit facility or prevent us from making debt service payments on any other indebtedness we owe. If we are unable to repay any borrowings when due, the lenders under our senior credit facility could proceed against their collateral, which includes most of the assets we own, including the stock and assets of our subsidiaries. In addition, any default under our senior credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under our other debt instruments that contain cross acceleration or cross-default provisions. Our ability to comply with these covenants and restrictions contained in our senior credit facility and other agreements governing our other indebtedness may be affected by changes in the economic or business conditions or other events beyond our control.

We compete with large companies and municipalities which may have greater financial and operational resources. We also compete with the use of alternatives to landfill disposal in part because of state requirements to reduce landfill disposal and we cannot assure you that we will continue to operate our landfills at currently estimated volumes.

        The non-hazardous waste collection and disposal industry is highly competitive. We compete with large companies and municipalities which may have greater financial and operational resources. The non-hazardous waste collection and disposal industry is led by three large national waste management companies: Allied, Waste Management, Inc., and Republic Services, Inc. It also includes numerous regional and local companies. Many counties and municipalities that operate their own waste collection and disposal facilities have the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions.

        We encounter competition due to the use of alternatives to landfill disposal, such as recycling and incineration, because of state requirements to reduce landfill disposal and we cannot ensure that our landfills will continue to operate at currently estimated volumes. Further, most of the states or municipalities in which we operate landfills require counties and municipalities to formulate comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting and recycling or other programs. Some state and local governments mandate waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These actions may reduce the volume of waste going to landfills in certain areas. If this occurs, we cannot assure that we will be able to operate our landfills at their currently estimated volumes or charge current prices for landfill disposal services due to the decrease in demand for services.

If we are unable to execute our business strategy, our waste disposal expenses could increase significantly.

        Over the long term, our ability to continue to sustain our current vertical integration strategy will depend on our ability to maintain appropriate landfill capacity, collection operations and transfer stations. We cannot assure you that we will be able to replace such assets either timely or cost effectively or integrate acquisition candidates effectively or profitably. Further, we cannot assure you that we will be successful in expanding the permitted capacity of our current landfills once our landfill capacity is full. In such event, we may have to dispose of collected waste at landfills operated by our competitors or haul the waste long distances at a higher cost to another of our landfills, either of which could significantly increase our waste disposal expenses.

We may be unable to obtain required permits.

        There can be no assurance that we will successfully obtain the permits we require to operate our business because permits to operate non-hazardous solid waste landfills and to expand the permitted capacity of existing landfills have become increasingly difficult and expensive to obtain. Permits often take years to obtain as a result of numerous hearings and compliance with zoning, environmental and other regulatory measures. These permits are also often subject to resistance from citizen or other groups and other political pressures. Our failure to obtain the required permits to operate non-hazardous solid waste landfills could have a material negative effect on our future results of operations.

The solid waste industry is a capital intensive industry that may consume our cash from our operations and borrowings.

        Our ability to remain competitive, grow and expand operations largely depends on our cash flow from operations and access to capital. We spent approximately $647 million for capital expenditures and closure and post-closure and remediation expenditures related to our landfill operations during 2002, and we expect to spend approximately $615 million for these purposes in 2003. If we undertake more acquisitions or further expand our operations, the amount we expend on capital, closure and post-closure and remediation expenditures will increase. Acquisitions may increase our capital requirements because acquisitions may require sizable amounts of capital and competition with other solid waste companies that have a similar acquisition strategy may increase prices for such acquisitions. Increases in expenditures may result in low levels of working capital or require us to finance working capital deficits. We intend to continue to fund our cash needs through cash flow from operations and borrowings under our senior credit facility, if necessary. However, we may require additional equity and/or debt financing to fund our growth.

        Our cash needs will increase if the expenditures for closure and post-closure monitoring increase above the reserves recorded for these costs. Expenditures for these costs may increase as a result of any federal, state or local government regulatory action, including changes in closing or monitoring activities, types and quantities of materials used or the period of required post-closure monitoring. These factors, together with those discussed above, could substantially increase our operating costs and therefore impair our ability to invest in our existing facilities or new facilities.

We may not be able to obtain necessary financial assurances.

        We are required to provide financial assurances to governmental agencies under applicable environmental regulations relating to our landfill operations and collection contracts. In addition, we are required to provide financial assurances for our self insurance program. We satisfy the financial assurances requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. As of December 31, 2002, we have not experienced difficulty in obtaining the financial assurances that we need and we do not have any indications that we will not have continued availability of these types of instruments. However, we cannot make any assurances that the level of financial assurance that we are required to provide will be available in the future.

Changes in interest rates may effect our results of operations.

        At December 31, 2002, approximately 98% of our debt was fixed, 72% directly and 26% through interest rate swap agreements. The amount of this swap contract portfolio was $2.3 billion. For certain interest rate swap agreements, we record non-cash mark to market gains and losses based on changes in future yield curves to the statement of operations. Changes in the yield curves could result in additional non-cash losses being recorded in the statement of operations.

Continued downturn in U.S. economic conditions may have an adverse impact on our operating performance and results of operations.

        Our business is affected by general economic conditions. The continued weakness in the U.S. economy has had a negative effect on our operating results, including decreases in revenues and operating cash flows. Additionally, as is expected in a down-cycle economic environment, we have experienced the negative effects of increased competitive pricing pressure and customer turnover. If economic conditions continue to deteriorate or fail to recover, we will continue to experience pressure on the pricing that we are able to achieve for our services. In addition, worsening economic conditions may lead to further negative effects of customer turnover. There can be no assurance that current economic conditions or worsening economic conditions or a prolonged or recurring recession will not have a significant adverse impact on our operating results.

We may be affected by adverse weather conditions.

        Our collection and landfill operations could be adversely affected by long periods of inclement weather which interfere with collection and landfill operations, delay the development of landfill capacity and/or reduce the volume of waste generated by our customers. In addition, certain of our operations may be temporarily suspended as a result of particularly harsh weather conditions. Severe weather can negatively affect the costs of collection and disposal. Long periods of inclement weather could have an adverse effect on our results of operations.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

        We depend highly upon our senior management team. We will continue to depend on operations management personnel with waste industry experience. We do not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on our operations and financial condition.

We are subject to costly environmental regulations and environmental litigation.

        Our equipment, facilities, and operations are subject to extensive and changing federal, state, and local environmental laws and regulations relating to environmental protection and occupational health and safety. These include, among other things, laws and regulations governing the use, treatment, storage, and disposal of solid and hazardous wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances.

        Our compliance with these regulatory requirements is costly. Government laws and regulations often require us to enhance or replace our equipment and to modify landfill operations or initiate final closure of a landfill. We cannot assure you that we will be able to implement price increases sufficient to offset the cost of complying with these laws and regulations. In addition, environmental regulatory changes could accelerate or increase expenditures for closure and post-closure monitoring at solid waste facilities and obligate us to spend sums in addition to those presently accrued for such purposes.

        In addition to the costs of complying with environmental regulations, we incur costs to defend against litigation brought by government agencies and private parties who allege we are in violation of our permits. As a result, we may be required to pay fines or our permits and licenses may be modified or revoked. We are, and also may be in the future, defendants in lawsuits brought by governmental agencies and surrounding landowners who assert claims alleging environmental damage, personal injury, property damage and/or violations of permits and licenses by us. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could have a material negative effect on our financial condition.

        Certain of our waste disposal operations traverse state and county boundaries. In the future, our collection, transfer and landfill operations may also be affected by proposed federal legislation that authorizes the states to enact legislation governing interstate shipments of waste. Such proposed federal legislation may allow individual states to prohibit or limit importing out-of-state waste to be disposed of and may require states, under some circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted in states in which we operate landfills that receive a significant portion of waste originating from out-of-state, our operations could be negatively affected. We believe that several states have proposed or have considered adopting legislation that would regulate the interstate transportation and disposal of waste in the states’ landfills. Our collection, transfer and landfill operations may also be affected by “flow control” legislation which may be proposed in the United States Congress. This proposed federal legislation may allow states and local governments to direct waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments with jurisdiction over our landfills could act to limit or prohibit disposal or processing of waste in our landfills.

We may have potential environmental liabilities that are greater than our insurance coverage.

        We may incur liabilities for the deterioration of the environment as a result of our operations. Any substantial liability for environmental damage could materially adversely affect our operating results and financial condition. Due to the limited nature of our insurance coverage of environmental liability, if we were to incur substantial financial liability for environmental damage, our business and financial condition could be materially adversely affected.

We may have additional hazardous substances liability.

        We are a potentially responsible party at many sites under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or “CERCLA”, and analogous state laws. CERCLA provides for the remediation of contaminated facilities and imposes strict, joint and several liability on current and former owners or operators of a facility at which there has been a release or a threatened release of a “hazardous substance,” on persons who arrange for the disposal of such substances at the facility and on persons who transport such substances to the facility. Hundreds of substances are defined as “hazardous” under CERCLA and their presence, even in minute amounts, can result in substantial liability. As used in this prospectus supplement, “non-hazardous waste” means substances that are not defined as hazardous waste under federal regulations. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting such a cleanup can be significant. We have significant liabilities under these laws, primarily due to acquired businesses and properties and their former operations. Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have additional liability because such substances may be present in waste collected by us or disposed of in our landfills, or in waste collected, transported or disposed of in the past by acquired companies. In addition, actual costs for these liabilities could be significantly greater than amounts presently accrued for these purposes.

There may be undisclosed liabilities associated with our acquisitions.

        In connection with any acquisition made by us, there may be liabilities that we fail to discover or are unable to discover including liabilities arising from non-compliance with environmental laws by prior owners and for which we, as successor owner, may be responsible. Similarly, we incur capitalized costs associated with acquisitions or other business ventures, which may never be consummated, resulting in a potential charge to earnings.

We are subject to examination by various federal and state taxing authorities.

        We are currently under examination by various federal and state taxing authorities for certain tax years. Any material disagreement with taxing authorities could result in large cash expenditures and adversely affect our operating results and financial condition. Federal income tax audits for the years ended December 31, 1998 and 1999 are ongoing. Federal income tax audits for BFI’s tax years ended September 30, 1996 through July 30, 1999 are completed with the exception of the matter discussed below. During the second quarter of 2002, we received notification from the Internal Revenue Service, or “IRS,” disallowing all of a capital loss included in BFI’s July 30, 1999 tax return. If such disallowance is upheld, we estimate it could have a federal and state income tax effect of up to $310 million plus accrued interest through December 31, 2002 of approximately $40 million. We also received notification from the IRS assessing a penalty of between 20% and 40% of the additional income tax resulting from the disallowance. In October 2002, the IRS issued a revenue procedure outlining two resolution alternatives related to this matter. Taxpayers could elect to participate under this revenue procedure if certain eligibility requirements were met. We decided not to participate under this IRS issuance.

        We believe that the resolution of this matter may entail efforts including administrative appeals and litigation extending over several years. An unfavorable result of this matter could require future potential cash expenditures that could have a material negative effect on our financial condition.

Fluctuations in commodity prices could affect our results of operations.

        As part of our recycling services, we process recyclable materials such as paper, cardboard, plastics, aluminum and other metals for sale to third parties, generally at current market prices. All these materials are subject to significant price fluctuations, which are driven by general market conditions. These price fluctuations may affect our future operating income and cash flows.

Risks Related to the Offering

The trading prices for our Series C senior mandatory convertible preferred stock will be directly affected by the trading prices for our common stock.

        To the extent there is a secondary market for our Series C senior mandatory convertible preferred stock, we believe that the trading prices of our Series C senior mandatory convertible preferred stock will be directly affected by the trading prices of our common stock. We cannot predict how our common stock will trade. Trading prices of our common stock will be influenced by our consolidated operating results and financial condition and by economic, financial and other factors and market conditions that can affect the capital markets generally. These include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our Series C senior mandatory convertible preferred stock in the market at the same time as or subsequent to this offering, or the perception that these sales may occur.

Our common stock price may be volatile.

        Although our common stock has been traded on the New York Stock Exchange since December 30, 1998, we cannot assure you that there will be an active trading market or adequate liquidity for our common stock. The trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. Our common stock price may fluctuate in response to a number of events and factors, including:

•	the withdrawal of one or more of the contemplated offerings in the Transactions including our inability to refinance and replace our 1999 Credit Facility;

•	quarterly or cyclical variations in financial results;

•	future announcements concerning our business;

•	changes in financial estimates and recommendations by securities analysts;

•	actions of competitors;

•	operating and stock price performance of companies that investors deem comparable to us;

•	market and industry perceptions of our success, or lack thereof, in pursuing our growth strategy;

•	prevailing interest rates;

•	changes in government regulation;

•	changes and developments affecting the non-hazardous solid waste industry;

•	general market conditions; and

•	natural disasters, terrorist attacks or acts of war.

Shares eligible for future sale may harm our common stock price.

        Sales of substantial numbers of additional shares of our common stock or any shares of our preferred stock, including sales of shares in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. As of March 25, 2003, our amended and restated articles of incorporation provide that we have authority to issue 525.0 million shares of common stock, approximately 196.8 million shares of common stock were outstanding, and approximately 19.8 million shares of common stock were issuable upon exercise of currently outstanding stock options and as of December 31, 2002, approximately 70 million of additional shares of common stock were reserved for issuance upon the conversion of our Series A senior convertible preferred stock. Concurrently with this offering, we are offering to sell to the public 11,627,907 shares of common stock (or 13,372,093 shares if the underwriters exercise their over-allotment option) and an additional                     to                     shares of common stock will be issuable upon conversion of the Series C senior mandatory convertible preferred stock. See “Description of Series C Senior Mandatory Convertible Preferred Stock.” We, our directors, officers and certain of our existing stockholders have entered into the lock-up agreements described under the caption “Underwriting.” In addition, we have entered into registration rights agreements granting certain demand and piggyback registration rights to certain of our preferred stockholders. These preferred stockholders with registration rights have agreed not to exercise their demand registration rights until 90 days after the date of this prospectus supplement without the prior written consent of UBS Warburg LLC and Salomon Smith Barney Inc. and have waived their piggyback registration rights with respect to this offering and our common stock offering that is part of the Transactions.

Purchasers of Series C senior mandatory convertible preferred stock who convert their shares into common stock will incur immediate dilution.

        Persons purchasing our Series C senior mandatory convertible preferred stock who convert their shares into our common stock will incur immediate and substantial net tangible book value dilution.

        In addition, the terms of our Series C senior mandatory convertible preferred stock do not restrict our ability to offer a new series of preferred stock that is on parity with the Series C senior mandatory convertible preferred stock in the future or to engage in other transactions that could dilute our Series C senior mandatory convertible preferred stock. We have no obligation to consider the interests of the holders of our Series C senior mandatory convertible preferred stock in engaging in any such offering or transaction.

Provisions in our charter documents, Delaware law and our stockholders’ rights plan could make it more difficult to acquire our company.

        Our certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Our certificate of incorporation and bylaws limit who may call special meetings of stockholders to the board of directors or a specifically authorized committee of the board and establish advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings. The certificate of incorporation and the bylaws provide that the bylaws may be altered, amended or repealed by the board of directors.

        Pursuant to our certificate of incorporation, the board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Allied.

        In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder. For more information, see “Description of Other Capital Stock—Delaware Business Combination Act.”

        We have also entered into a stockholders’ rights agreement pursuant to which our existing stockholders have the right to purchase shares of our Series B junior participating preferred stock in the event a person or group acquires 15% or more of the voting of power of all of our outstanding capital stock. These rights are commonly referred to as “poison pills” because the rights may cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the rights are first redeemed or terminated by our board of directors. See “Description of Other Capital Stock—Series B Junior Participating Preferred Stock and Stockholders’ Rights Agreement.” As a result, the rights may discourage certain types of transactions involving an actual or potential change in control. They may also limit the ability of our stockholders to approve transactions that they may deem to be in their best interests and discourage transactions in which our stockholders might otherwise receive a premium for their shares over the then current market price.

The market value of our common stock may decline.

        The market value of our common stock on April      , 2006 may be less than $          per share, which we call the initial price. If that market value is less than the initial price, then holders of our Series C senior mandatory convertible preferred stock will receive shares of our common stock on April      , 2006 with a market value that is less than the initial price. Accordingly, a holder of Series C senior mandatory convertible preferred stock assumes the entire risk that the market value of our common stock may decline. Any decline in the market value of our common stock may be substantial.

The opportunity for equity appreciation provided by an investment in the shares of our Series C senior mandatory convertible preferred stock is less than that provided by a direct investment in our common stock.

        The number of shares of our common stock that are issuable upon mandatory conversion on the conversion date of our Series C senior mandatory convertible preferred stock will decrease if the applicable market value increases to $          . Therefore, the opportunity for equity appreciation provided by an investment in our Series C senior mandatory convertible preferred stock is less than that provided by a direct investment in our common stock. Assuming the initial price accurately reflects fair market value, the market value of our common stock on April      , 2006 must exceed the threshold appreciation price of $          before a holder of our Series C senior mandatory convertible preferred stock will realize any equity appreciation.

Holders of our Series C senior mandatory convertible preferred stock will have no rights as a common shareholder until they acquire our common stock.

        Until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law and as described under “Description of Series C Senior Mandatory Convertible Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date.

Our Series C senior mandatory convertible preferred stock has never been publicly traded and may never be publicly traded.

        Prior to this offering, there has been no public market for our Series C senior mandatory convertible preferred stock. We have applied to list our Series C senior mandatory convertible preferred stock on the New York Stock Exchange under the symbol “                    .” Our application is pending. There can be no assurance, however, that an active trading market will develop, or if developed, that an active trading market will be maintained. Also, the underwriters have advised us that they intend to facilitate secondary market trading by making a market in our Series C senior mandatory convertible preferred stock. However, the underwriters are not obligated to make a market in our Series C senior mandatory convertible preferred stock and may discontinue market making activities at any time.

Our debt agreements currently prohibit or restrict us from paying cash dividends on our Series C senior mandatory convertible preferred stock.

        We will pay dividends on the Series C senior mandatory convertible preferred stock in cash after every quarter only to the extent that payment of dividends is not prohibited or restricted under our debt agreements, assets are legally available to pay dividends and our board of directors, or an authorized committee of our board, declares a dividend payable. The terms of our 1999 Credit Facility currently prohibit us, and the indentures governing our outstanding notes may restrict us, from paying cash dividends on our Series C senior mandatory convertible preferred stock. In addition, although we are negotiating the terms of our replacement senior credit facility to allow for the payment of cash dividends on our Series C senior mandatory convertible preferred stock under certain conditions, we cannot assure you that we will be able to successfully negotiate such terms or satisfy such conditions. Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness, including our replacement senior credit facility, will permit us to pay dividends on the Series C senior mandatory convertible preferred stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, the terms of our 1999 Credit Facility currently prohibit us, and the terms of our replacement senior credit facility may prohibit or restrict us, from paying cash dividends on our common stock. The terms of our indentures also restrict us from paying cash dividends on our common stock. Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness, including our replacement senior credit facility, will permit us to pay dividends on our common stock. In addition, under the terms of our Series A senior convertible preferred stock and the Series C senior mandatory convertible preferred stock sold in this offering, we are restricted from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to such preferred stock.

We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our Series C senior mandatory convertible preferred stock in shares of our common stock.

        We are permitted to pay dividends on our Series C senior mandatory convertible preferred stock by delivering shares of our common stock to the transfer agent to be sold on behalf of the holders of our Series C senior mandatory convertible preferred stock. We may pay dividends in the this manner, however, only if there is an effective registration statement permitting the transfer agent to sell our common stock in the public market. We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, such registration statement.

Our issuance of preferred stock could adversely affect holders of our common stock.

        After giving effect to this offering, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our Series C senior mandatory convertible preferred stock will rank junior to all of our and our subsidiaries’ liabilities.

        In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Series C senior mandatory convertible preferred stock only after all of our indebtedness and other liabilities have been paid. In addition, our Series C senior mandatory convertible preferred stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of our subsidiaries held by third parties. The rights of holders of our Series C senior mandatory convertible preferred stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and equity holders. As of December 31, 2002, we had total consolidated liabilities and liquidation preference on our Series A senior convertible preferred stock of $13.2 billion. There may not be sufficient assets remaining to pay amounts due on any or all Series C senior mandatory convertible preferred stock then outstanding.

USE OF PROCEEDS

        We intend to use the net proceeds of this offering, which are estimated to be approximately $289.5 million after deducting estimated underwriting discounts and commissions and offering expenses, as well as the net proceeds from the concurrent common stock offering, senior note offering, the borrowings under the receivables securitization facility and the divestiture plan, to ratably repay portions of tranches A, B and C of the term loans under our 1999 Credit Facility, including related transaction fees and expenses. See “Prospectus Supplement Summary—Financing and Divestiture Plan.” As of December 31, 2002, the loans under our 1999 Credit Facility bore interest at effective rates ranging from 8.38% to 9.46%. Affiliates of certain of the underwriters who are lenders under the 1999 Credit Facility will receive some of the funds used to repay the term loans in an amount proportional to their respective outstanding loans. See “Underwriting.” We cannot assure you, however, that any of the Transactions will be consummated on the terms as contemplated in this prospectus supplement or at all.

CAPITALIZATION

        Our consolidated cash and cash equivalents, current portion of long-term debt and capitalization data as of December 31, 2002 are derived from our consolidated financial statements. The “As adjusted for this offering” data presented below give effect to this offering and the application of the net proceeds therefrom, as if the offering and sale was consummated on December 31, 2002. The “As adjusted for this offering and the common stock offering” data presented below give effect to this offering and the offering of 11,627,907 shares of our common stock, and the application of the net proceeds from both offerings, as if each offering and sale was consummated on December 31, 2002. The “As adjusted for the Financing Plan” data presented below give effect to the Financing Plan, and the application of the net proceeds therefrom, as if each component of the Financing Plan was consummated on December 31, 2002. We may also incur charges and make payments, which are not reflected below, associated with unwinding interest rate swaps related to the extinguished debt. This data should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	As of December 31, 2002

			As adjusted
			for this	As adjusted
		As adjusted	offering and	for the
		for this	the common	Financing
	Actual	offering	stock offering	Plan(1)

	(in millions, except share and per share data)
Cash and cash equivalents	$180.3	$180.3	$180.3	$180.3

Long-term debt:
1999 Credit Facility:
Revolving credit facility	$—	$—	$—	$—
Tranche A term loan	899.1	789.5	753.6	—
Tranche B term loan	670.9	589.1	562.4	—
Tranche C term loan	805.1	707.0	674.9	—

Total bank debt	2,375.1	2,085.6	1,990.9	—
Replacement senior credit facility
Revolving credit facility(2)	—	—	—	95.1
Term loan(3)	—	—	—	1,500.0
1998 senior notes, weighted average effective rate of 8.05%	1,698.9	1,698.9	1,698.9	1,698.9
January 2001 senior notes, effective rate of 9.16%	600.0	600.0	600.0	600.0
November 2001 senior notes, effective rate of 8.77%	750.0	750.0	750.0	750.0
November 2002 senior notes, stated rate of 9.25%(4)	377.4	377.4	377.4	377.4
March 2003 senior notes	—	—	—	300.0
BFI senior notes	750.5	750.5	750.5	750.5
Accounts receivable securitization	—	—	—	150.0
Solid waste revenue bond obligations	307.3	307.3	307.3	307.3
Notes payable and obligations under capital leases	17.3	17.3	17.3	17.3
1999 senior subordinated notes, effective rate of 10.18%	2,005.6	2,005.6	2,005.6	2,005.6
Current portion of long-term debt	(163.5)	(163.5)	(163.5)	(163.5)

Total long-term debt, net of current portion	$8,718.6	$8,429.1	$8,334.4	$8,388.6

	As of December 31, 2002

			As adjusted
			for this	As adjusted
		As adjusted	offering and	for the
		for this	the common	Financing
	Actual	offering	stock offering	Plan(1)

	(in millions, except share and per share data)
Series A senior convertible preferred stock, $.10 par value, 1,000,000 shares authorized, issued and outstanding, liquidation preference of $1,247 per share	$1,246.9	$1,246.9	$1,246.9	$1,246.9
Stockholders’ equity:
Series C senior mandatory convertible preferred stock, $.10 par value, no shares authorized, issued and outstanding actual and 6,000,000 shares as adjusted, liquidation preference of $50.00 per share	—	289.5	289.5	289.5
Common stock, $.01 par value, 300,000,000 shares authorized, 196,214,660 shares issued and outstanding actual and 207,842,567 shares as adjusted	$2.0	$2.0	$2.1	$2.1
Additional paid in capital	989.6	989.6	1,084.1	1,084.1
Accumulated other comprehensive loss	(131.2)	(131.2)	(131.2)	(131.2)
Retained deficit	(171.3)	(173.5)	(174.2)	(202.4)

Total stockholders’ equity	$689.1	$976.4	$1,070.3	$1,042.1

Total capitalization, net of current portion of debt	$10,654.6	$10,652.4	$10,651.6	$10,677.6

(1)	This column has been adjusted to give effect to the Financing Plan and the application of the net proceeds therefrom, including this offering, the offering of 11,627,907 shares of our common stock, the offering of $300.0 million in aggregate principal amount of AWNA’s senior notes, the execution of the $150.0 million receivables securitization facility and the refinancing of the remaining amounts outstanding under our 1999 Credit Facility with borrowings under our replacement senior credit facility, as if each component of the Financing Plan was consummated on December 31, 2002.

(2)	We expect that all borrowings under the revolving portion of our replacement senior credit facility will be due and payable on January 15, 2008.

(3)	We expect that, subject to certain adjustments, we will repay borrowings under the term loan portion of our replacement senior credit facility in the aggregate principal amount of $15.0 million on September 30 of each year, beginning on September 30, 2003. We expect that, to the extent not previously paid, all term loans under our replacement senior credit facility will be due and payable on January 15, 2010.

(4)	Includes a premium of $2.4 million on the $75.0 million aggregate principal amount senior notes issued on November 26, 2002.

PRICE RANGE OF COMMON STOCK

        Our common stock, $.01 par value, is traded on the New York Stock Exchange under the symbol “AW.” The high and low closing sales prices per share for the periods indicated were as follows:

	High	Low

Year Ended December 31, 2001:
First Quarter	$17.35	$13.85
Second Quarter	19.35	14.50
Third Quarter	19.74	11.05
Fourth Quarter	14.70	9.10

Year Ended December 31, 2002:
First Quarter	14.43	9.95
Second Quarter	12.58	9.60
Third Quarter	8.95	6.21
Fourth Quarter	11.22	5.80

Year Ended December 31, 2003:
First Quarter (through March 28, 2003)	11.10	7.75

        On March 28, 2003, the closing sale price of our common stock on the New York Stock Exchange was $8.60 per share. At the close of business on March 25, 2003, there were 643 holders of record of our common stock.

DIVIDEND POLICY

        We intend to pay dividends on our Series C senior mandatory convertible preferred stock. We have not paid dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The terms of our 1999 Credit Facility currently prohibit us, and the terms of our replacement senior credit facility may prohibit or restrict us, from paying cash dividends on our capital stock. The terms of our indentures also contain restrictions on our ability to pay cash dividends on our capital stock. In addition, under the terms of our Series A senior convertible preferred stock and our Series C senior mandatory convertible preferred stock sold in this offering, we are restricted from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to such preferred stock. We are not prohibited or restricted under our debt agreements or the terms of our preferred stock and, with respect to our replacement senior credit facility, do not expect to be prohibited or restricted, from paying any dividends in the form of our common stock on our capital stock.

SELECTED FINANCIAL DATA

        The selected financial data presented below as of and for each of the three years in the period ended December 31, 2002 are derived from our consolidated financial statements. The selected financial data presented below as of and for each of the two years in the period ended December 31, 1999 are derived from our consolidated financial statements, except for the cost of operations and selling, general and administrative expenses which give effect to the reclassification discussed in note 3 below. Our consolidated financial statements as of and for the two years ended December 31, 2002 have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included in our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus supplement. Our consolidated financial statements for the years ended December 31, 2000, 1999, and 1998, prior to the revisions described in notes 1 and 3 to the 2002 consolidated financial statements, were audited by Arthur Andersen LLP, independent accountants. The consolidated financial statements for 2000 are included in our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus supplement. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus supplement. See “Experts”.

	For the Years Ended December 31,

	1998(1)	1999(2)	2000	2001	2002

	(in thousands, except ratios, percentages and per share data)
Statement of Operations Data:
Revenues	$1,575,612	$3,341,071	$5,707,485	$5,565,260	$5,517,306
Cost of operations(3)	1,001,915	2,365,864	3,367,580	3,205,638	3,289,616
Selling, general and administrative expenses(3)	363,809	403,321	430,846	456,100	484,502
Depreciation and amortization	149,260	273,368	450,794	466,323	496,489
Goodwill amortization(4)	30,705	110,726	223,244	226,713	—
Non-cash loss (gain) on divestiture of assets(5)	—	—	26,486	107,011	(9,339)

Operating income	29,923	187,792	1,208,535	1,103,475	1,256,038
Equity in earnings of unconsolidated affiliates	—	(20,785)	(50,788)	(14,072)	—
Interest expense and other	84,401	435,832	878,155	847,581	845,327

Income (loss) before income taxes	(54,478)	(227,255)	381,168	269,966	410,711
Income tax expense (benefit)	43,773	(8,756)	237,540	190,834	183,614
Minority interest	—	2,751	5,975	3,673	1,891

Income (loss) before extraordinary losses and cumulative effect of change in accounting principle	(98,251)	(221,250)	137,653	75,459	225,206
Extraordinary losses, net of income tax benefit(6)	124,801	3,223	13,266	16,973	10,095
Cumulative effect of change in accounting principle, net of income tax benefit(7)	—	64,255	—	—	—

Net income (loss)	(223,052)	(288,728)	124,387	58,486	215,111
Dividends on preferred stock	—	27,789	68,452	73,012	77,874

Net income (loss) available to common stockholders	$(223,052)	$(316,517)	$55,935	$(14,526)	$137,237

	For the Years Ended December 31,

	1998(1)	1999(2)	2000		2001		2002

	(in thousands, except ratios, percentages and per share data)
Basic EPS:
Income (loss) available to common stockholders before extraordinary loss and cumulative effect of change in accounting principle, net of income tax benefit	$(0.54)	$(1.33)	$0.37		$0.01		$0.77
Extraordinary loss, net of income tax benefit	(0.68)	(0.02)	(0.07)		(0.08)		(0.05)
Cumulative effect of change in accounting principle, net of income tax benefit	—	(0.34)	—		—		—

Net income (loss) available to common stockholders	$(1.22)	$(1.69)	$0.30		$(0.07)		$0.72

Weighted average common shares	182,796	187,801	188,814		189,583		190,210

Diluted EPS:
Income (loss) available to common stockholders before extraordinary loss and cumulative effect of change in accounting principle, net of income tax benefit	$(0.54)	$(1.33)	$0.36		$0.01		$0.76
Extraordinary loss, net of income tax benefit	(0.68)	(0.02)	(0.07)		(0.08)		(0.05)
Cumulative effect of change in accounting principle, net of income tax benefit	—	(0.34)	—		—		—

Net income (loss) available to common stockholders	$(1.22)	$(1.69)	$0.29		$(0.07)		$0.71

Weighted average common and common equivalent shares	182,796	187,801	191,122		194,906		193,508

Pro forma amounts, assuming the change in accounting principle is applied retroactively:
Net loss available to common stockholders	$(256,265)
Diluted loss per share	(1.40)
Other Data:
Ratio of earnings to fixed charges(8)	*	*	1.4	x	1.3	x	1.4	x
Ratio of earnings to fixed charges and preferred stock dividends(8)	—	**	1.1	x	1.0	x	1.2	x
Statement of Cash Flows Data:
Cash flows from operating activities	$169,393	$489,011	$803,316		$905,214		$1,032,749
Cash flows provided by (used for) investing activities	678,341	(7,462,532)	(209,951)		(434,048)		(523,777)
Cash flows provided by (used for) financing activities	515,370	7,055,184	(592,676)		(434,419)		(487,528)
Balance Sheet Data:
Cash and cash equivalents	$39,742	$121,405	$122,094		$158,841		$180,285
Working capital (deficit)	45,031	(381,077)	(328,049)		(235,049)		(377,706)
Property and equipment, net	1,776,025	3,738,388	3,860,538		4,010,886		4,081,372
Goodwill, net	1,327,470	8,238,929	8,717,438		8,556,877		8,530,463
Total assets	3,752,592	14,963,101	14,513,634		14,347,093		13,928,922
Total debt	2,140,443	10,243,219	9,649,121		9,259,633		8,882,168
Preferred stock	—	1,027,778	1,096,046		1,169,044		1,246,904
Stockholders’ equity	930,074	611,777	671,613		585,779		689,098
Total long-term debt to total capitalization including preferred stock	69%	85%	85%		84%		82%

(1)	During 1998, certain acquisitions were accounted for under the poolings-of-interests method and are reflected in the results of operations as if the acquisition had occurred on the first day of the year.

(2)	Results of operations for the year ended December 31, 1999, include the results of operations of BFI from the acquisition date of July 30, 1999 through year end.

(3)	During the years ended December 31, 1998, 1999, 2000 and 2001, we incurred costs related to acquisitions that are included in cost of operations of approximately $109.6 million, $416.9 million, $87.6 million and $10.4 million, respectively, and that are included in selling general and administrative expenses of approximately $208.0 million, $172.0 million, $13.3 million and $17.4 million, respectively. These amounts had previously been reflected as a separate line item titled “Acquisition related and unusual costs.” These costs primarily related to environmental related matters, litigation liabilities, risk management liabilities, loss contract provisions, transition costs and transaction costs. From 1999 to 2001, the costs discussed above were predominantly in connection with the July 30, 1999 acquisition of Browning-Ferris Industries, Inc. There were no costs of this nature incurred in 2002.

(4)	In accordance with Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets (SFAS 142), amortization of goodwill ceased on January 1, 2002.

(5)	The non-cash loss (gain) on divestitures of assets in 2000, 2001 and 2002, relate to divestitures of certain non-integrated operations.

(6)	We incurred extraordinary losses as a result of the write-off of deferred debt issuance costs and other costs incurred in connection with the early extinguishment of debt.

(7)	During the third quarter of 1999, we changed our method of accounting for capitalized interest. According to accounting principles generally accepted in the United States, this change is applied from the beginning of 1999. We recorded a charge for the cumulative effect of the change in accounting principle of $106.2 million ($64.3 million, net of income taxes) effective January 1, 1999.

(8)	For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before taxes and fixed charges (exclusive of preferred stock dividends). For purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and the interest component of rent expense.

*	Earnings were insufficient to cover fixed charges by $122.0 million in 1998 and $252.7 million in 1999.

**	Earnings were insufficient to cover fixed charges and preferred stock dividends by $279.5 million in 1999.

DESCRIPTION OF

SERIES C SENIOR MANDATORY CONVERTIBLE PREFERRED STOCK

        The description in this prospectus supplement of the terms of our Series C senior mandatory convertible preferred stock is only a summary. The terms of our Series C senior mandatory convertible preferred stock are contained in a certificate of designation that amends our certificate of incorporation. We have previously filed with the Commission copies of our certificate of incorporation. See “Where You Can Find More Information.” The certificate of designation will be filed as an exhibit to a Current Report on Form 8-K after the date of this prospectus supplement.

General

        Our charter authorizes the issuance of 10,000,000 shares of preferred stock, par value $.10 per share, of which 1,000,000 shares are issued and outstanding. The Series C senior mandatory convertible preferred stock constitutes a series of this preferred stock. See “Description of Other Capital Stock—Common Stock” for a description of our capital stock.

        Our Series C senior mandatory convertible preferred stock is a single series consisting of 6,000,000 shares of preferred stock (or 6,900,000 shares if the underwriters exercise their over-allotment option in accordance with the procedures set forth in “Underwriting”). The holders of shares of our Series C senior mandatory convertible preferred stock will have no preemptive rights. All of the shares of our Series C senior mandatory convertible preferred stock will be fully paid and non-assessable.

        Our Series C senior mandatory convertible preferred stock will rank pari passu with our Series A senior convertible preferred stock and will be senior to all of our now outstanding common stock, common stock that we may issue in the future, and any Series B junior participating preferred stock that we may issue in the future, as to payment of dividends and distribution of assets upon our dissolution, our liquidation or the winding up of our affairs. As of March 25, 2003, there were approximately 196.8 million shares of our common stock and 1.0 million shares of our Series A senior convertible preferred stock outstanding.

        The terms of our Series C senior mandatory convertible preferred stock restrict our ability to issue capital stock that ranks senior to our Series C senior mandatory convertible preferred stock. See “—Voting Rights.”

        Under Delaware law, we may pay dividends on our Series C senior mandatory convertible preferred stock, whether in cash or in shares of our common stock, only if we have legally available assets in an amount at least equal to the amount of the relevant dividend payment.

        Legally available assets means the amount of surplus. If there is no surplus, legally available assets also means, in the case of a dividend, the amount of our net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year. Our surplus is the amount by which our total assets exceeds the sum of:

•	our total liabilities, including our contingent liabilities, and

•	the amount of our capital.

        When the need to make a determination of legally available assets arises, the amount of our total assets and liabilities and the amount of our capital will be determined by our board of directors in accordance with Delaware law.

Dividends

               General

        Dividends on our Series C senior mandatory convertible preferred stock will be payable quarterly, if declared, on the 1st calendar day (or the following business day if the 1st is not a business day) of January, April, July and October of each year (each a “Dividend Payment Date”) at the annual rate of

$           per share. The initial dividend on our Series C senior mandatory convertible preferred stock, for the first dividend period, assuming our issue date is April      , 2003, will be $           per share, and will be payable, if declared, on July 1, 2003. Each subsequent quarterly dividend on our Series C senior mandatory convertible preferred stock, if declared, will be $          .

        The amount of dividends payable on each share of our Series C senior mandatory convertible preferred stock for each full quarterly period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

        A dividend period is the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if none, the date of issue. Dividends payable, if declared, on a Dividend Payment Date will be payable to holders of record as they appear on our stock books on the later of (i) the fifteenth calendar day (or the following business day if such fifteenth calendar day is not a business day) of the calendar month preceding the month in which the applicable Dividend Payment Date falls and (ii) the close of business on the day on which our board of directors or an authorized committee of our board declares the dividend payable.

        We are only obligated to pay a dividend on our Series C senior mandatory convertible preferred stock if our board of directors or an authorized committee of our board declares the dividend payable and we have assets that legally can be used to pay the dividend. The terms of our 1999 Credit Facility currently prohibit us, and the indentures governing our outstanding notes may restrict us, from paying cash dividends on our Series C senior mandatory convertible preferred stock. In addition, although we are negotiating the terms of our replacement senior credit facility to allow for the payment of cash dividends on our Series C senior mandatory convertible preferred stock under certain conditions, we cannot assure you that we will be able to successfully negotiate such terms or satisfy such conditions. We cannot assure you that the agreements governing our current and future indebtedness, including our replacement senior credit facility, will permit us to pay dividends on our Series C senior mandatory convertible preferred stock. Our Series C senior mandatory convertible preferred stock is entitled to receive payment of dividends on a parity with our Series A senior convertible preferred stock. We are not prohibited or restricted under our debt agreements and the terms of our preferred stock and, with respect to our replacement senior credit facility, do not expect to be prohibited or restricted, from paying any dividends in the form of our common stock on our Series C senior mandatory convertible preferred stock.

        Dividends on our Series C senior mandatory convertible preferred stock will be cumulative, whether or not there are assets legally available for the payment of such dividends. This means that, if our board of directors or an authorized committee of our board fails to declare a dividend, the dividend will accumulate until declared and paid.

        We may pay dividends in cash, shares of common stock, or any combination thereof, as we determine in our sole discretion. Shares of our common stock delivered to the transfer agent as dividends on behalf of the holders of our Series C senior mandatory convertible preferred stock will be sold automatically on the holders’ behalf for cash. The transfer agent will serve as the designated agent of the holders of shares of our Series C senior mandatory convertible preferred stock in making any such sales. If we pay dividends by delivering shares of our common stock to the transfer agent, we must deliver to the transfer agent the number of shares of our common stock, which, when sold by the transfer agent on behalf of the holders, will result in net cash proceeds to be distributed to the holders in an amount equal to the cash dividends otherwise payable. To pay dividends in this manner, we must provide the transfer agent with a registration statement permitting the immediate sale of the shares of common stock in the public market. We cannot assure you that we will be able to timely file, cause to be declared effective or keep effective such a registration statement. See “Risk Factors—We cannot assure you that we will be able to file, cause to be declared effective or keep effective, as the case may be, the registration statement required to permit us to pay dividends on our Series C senior mandatory convertible preferred stock in shares of our common stock.”

        If we pay dividends in shares of our common stock by delivering them to the transfer agent, those shares will be owned beneficially by the holders of shares of our Series C senior mandatory convertible preferred stock upon delivery to the transfer agent, and the transfer agent will hold those shares and the net cash proceeds from the sale of those shares for the exclusive benefit of the holders. By purchasing our Series C senior mandatory convertible preferred stock, you are deemed to appoint the transfer agent as your agent for the sale of any shares of our common stock that are delivered to the transfer agent, on your behalf, upon payment of dividends on our Series C senior mandatory convertible preferred stock.

        We are not obligated to pay holders of Series C senior mandatory convertible preferred stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date or any other late payment. We are also not obligated to pay holders of Series C senior mandatory convertible preferred stock any dividend in excess of the full dividends on the Series C senior mandatory convertible preferred stock that are payable as described above.

        If our board of directors or an authorized committee of our board does not declare a dividend on any Dividend Payment Date, the board of directors or an authorized committee may declare and pay the dividend on any other date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend will be holders of our Series C senior mandatory convertible preferred stock as they appear on our stock register on a date selected by the board of directors or an authorized committee. That date must (i) not precede the date our board of directors or an authorized committee of our board declares the dividend payable and (ii) not be more than 60 days prior to the dividend payment date.

               Payment Restrictions

        If we do not pay a dividend on a Dividend Payment Date, then, until all accrued and unpaid dividends are paid and the full quarterly dividend on our Series C senior mandatory convertible preferred stock for the current and all prior dividend periods is declared and paid or, in the case of cash dividends only, set apart for payment:

•	We may not take any of the following actions with respect to any of our capital stock that ranks junior to our Series C senior mandatory convertible preferred stock as to payment of dividends or the distribution of assets upon our dissolution, our liquidation or the winding up of our affairs, including our common stock and our Series B junior participating preferred stock:

•	declare or pay any dividend or make any distribution of assets on the junior capital stock, other than dividends or distributions of our capital stock that ranks junior to our Series C senior mandatory convertible preferred stock as to payment of dividends and the distribution of assets upon our dissolution, our liquidation or the winding up of our affairs; or

•	redeem, purchase or otherwise acquire, pay or make available any monies for a sinking fund for, the junior capital stock, except upon conversion or exchange for our capital stock that ranks junior to our Series C senior mandatory convertible preferred stock as to payment of dividends and the distribution of assets upon our dissolution, our liquidation or the winding up of our affairs.

•	We may not redeem, purchase or otherwise acquire any of our capital stock that ranks equally with our Series C senior mandatory convertible preferred stock as to payment of dividends or the distribution of assets upon our dissolution, our liquidation or the winding up of our affairs, except upon conversion or exchange for our capital stock that ranks equally with or junior to our Series C senior mandatory convertible preferred stock as to payment of dividends and the distribution of assets upon our dissolution, our liquidation or the winding up of our affairs, so long as (i) such equally ranking capital stock contains terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, antidilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to us or to the holders of our Series C senior mandatory convertible preferred stock than those contained in the capital stock that is converted into or exchanged for such equally ranking capital stock, (ii) the aggregate amount of the liquidation preference of such equally ranking capital stock does not exceed the aggregate amount of the liquidation preference, plus accrued and unpaid dividends, of the capital stock that is converted or exchanged for such equally ranking capital stock and (iii) the aggregate number of shares of our common stock issuable upon conversion, redemption or exchange of such equally ranking capital stock does not exceed the aggregate number of shares of our common stock issuable upon conversion, redemption or exchange of the capital stock that is converted or exchanged for such equally ranking capital stock.

Automatic Conversion of Our Series C Senior Mandatory Convertible Preferred Stock

        Each share of our Series C senior mandatory convertible preferred stock, unless previously converted at (i) our option, (ii) your option or (iii) upon specified mergers and other transactions described below, will automatically convert, on April      , 2006, or the “conversion date,” into a number of newly issued shares of our common stock equal to the conversion rate. The holders of shares of Series C senior mandatory convertible preferred stock on the conversion date will have the right to receive a dividend of cash, shares of our common stock, or any combination thereof, as we determine in our sole discretion, in an amount equal to the accrued and unpaid dividends on our Series C senior mandatory convertible preferred stock as of the conversion date, whether or not declared, out of legally available assets. To the extent we have such assets available and we pay some or all of the dividend in shares of our common stock, the number of shares of our common stock issuable to you in respect of such accrued and unpaid dividends will equal the amount of accrued and unpaid dividends on our Series C senior mandatory convertible preferred stock on the conversion date that we determine to pay in shares of our common stock divided by the “current market price” (as defined under “—Anti-Dilution Adjustment” below) per share of our common stock. In the event we pay some or all of the dividend in shares of our common stock, we will notify the holders of shares of our Series C senior mandatory convertible preferred stock whether the dividend will be payable in full in shares of our common stock or any combination of cash and shares of our common stock, and will specify such combination in such notice, at least 10 days prior to the conversion date.

        Subject to the immediately following paragraph, the conversion rate, which is the number of newly issued shares of our common stock issuable upon conversion of each share of our Series C senior mandatory convertible preferred stock on the conversion date, will, subject to adjustment under certain circumstances as described under “—Anti-Dilution Adjustment” below, be as follows:

•	If the “applicable market value” of our common stock, which is the average of the closing prices per share of our common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the conversion date, is equal to or greater than $ , which we call the threshold appreciation price, then the conversion rate, which is equal to $ divided by $ , will be shares of our common stock per share of our Series C senior mandatory convertible preferred stock. Accordingly, if the market price for our common stock increases to an amount that is greater than $ on the settlement date, the aggregate market value of the shares of our common stock issued upon conversion of each share of our Series C senior mandatory convertible preferred stock, assuming that this market value is the same as the applicable market value of our common stock, will be greater than $50.00.

•	If the applicable market value of our common stock is less than $ but greater than $ , the conversion rate will be equal to $50.00 divided by the applicable market value of our common stock per share of our Series C senior mandatory convertible preferred stock. Accordingly, if the market price for our common stock increases but that market price is less than $ on the settlement date, the aggregate market value of the shares of our common stock issued upon conversion of each share of our Series C senior mandatory convertible preferred stock, assuming that this market value is the same as the applicable market value of our common stock, will equal $50.00.

•	If the applicable market value of our common stock is less than or equal to $ , the conversion rate, which is equal to $50.00 divided by $ , will be shares of our common stock per share of our Series C senior mandatory convertible preferred stock. Accordingly, if the market price for our common stock decreases to an amount that is less than $ on the settlement date, the aggregate market value of the shares of our common stock issued upon conversion of each share of our Series C senior mandatory convertible preferred stock, assuming that the market value is the same as the applicable market value of our common stock, will be less than $50.00, and if the market price equals $ , the aggregate market value of those shares, assuming that this market is the same as the applicable market value of our common stock, will equal $50.00.

        In each of the three subparagraphs above, the number of newly issued shares of our common stock issuable upon conversion of each share of our Series C senior mandatory convertible preferred stock on the conversion date will be increased by an amount equal to any accrued and unpaid dividends on our Series C senior mandatory convertible preferred stock on the conversion date (taking into account any payment of such dividends on the conversion date) divided by the current market price per share of our common stock.

        For purposes of determining the applicable market value or the current market price for our common stock, the closing price of our common stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of our common stock on the New York Stock Exchange on that date. If our common stock is not listed on the New York Stock Exchange on any date, the closing price of our common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our common stock is so listed or quoted, or if our common stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our common stock is not so reported, the last quoted bid price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

        A trading day is a day on which our common stock:

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Conversion

        Conversion into common stock will occur on the conversion date, unless:

•	we have caused the conversion of our Series C senior mandatory convertible preferred stock prior to the conversion date in the manner described in “—Provisional Conversion at the Option of the Issuer;”

•	you have converted prior to the conversion date, in the manner described in “—Conversion at the Option of the Holder;” or

•	we are involved in a merger prior to the conversion date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have converted through an exercise of a merger early settlement right as described in “—Early Conversion upon Cash Merger.”

        On the conversion date, certificates representing our common stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the shares of our Series C senior mandatory convertible preferred stock, if shares of our Series C senior mandatory convertible preferred stock are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

        Prior to the date on which shares of common stock are issued on conversion, our common stock underlying our Series C senior mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, by virtue of holding our Series C senior mandatory convertible preferred stock.

Provisional Conversion at the Option of the Issuer

        Prior to the conversion date, we may, at our option cause the conversion of all, but not less than all, the shares of our Series C senior mandatory convertible preferred stock then outstanding for shares of our common stock at a conversion rate of            shares of our common stock for each share of our Series C senior mandatory convertible preferred stock, subject to adjustment under certain circumstances as described under “—Anti-Dilution Adjustment” below; provided that the closing price of our common stock has exceeded 150% of the threshold appreciation price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date that we notify you by mail of the optional conversion. The date specified in such notice for the optional conversion shall be at least 30 days but no more than 60 days from the date of such notice. We will be able to cause this conversion only if, in addition to issuing you shares of our common stock as described above, we pay you in cash, (i) an amount equal to any accrued and unpaid dividends on your shares of our Series C senior mandatory convertible preferred stock, whether or not declared, and (ii) the present value of all remaining dividend payments on your shares of Series C senior mandatory convertible preferred stock through and including April                     2006, in each case, out of legally available assets. The present value of the remaining dividend payments will be computed using a discount rate equal to the Treasury Yield. “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for conversion (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to April      , 2006, provided, however, that if the then remaining term to April      , 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term to April      , 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Conversion at the Option of Holder

        The holders of shares of Series C senior mandatory convertible preferred stock have the right to convert them, in whole or in part, at any time prior to the conversion date, into shares of our common stock at the rate (the “Optional Conversion Rate”) of                    shares of our common stock for each share of our Series C senior mandatory convertible preferred stock, subject to adjustment under certain circumstances as described under “—Anti-Dilution Adjustments” below. The Optional Conversion Rate is equivalent to the conversion rate that would otherwise be in effect if the applicable market value of our common stock is equal to or greater than the threshold appreciation price.

        Holders of shares of Series C senior mandatory convertible preferred stock at the close of business on a record date for any payment of dividends will be entitled to receive the dividend then payable on that Series C senior mandatory convertible preferred stock on the corresponding Dividend Payment Date even if optional conversion of our Series C senior mandatory convertible preferred stock occurs between that record date and the corresponding Dividend Payment Date. However, if you surrender our Series C senior mandatory convertible preferred stock for conversion after the close of business on a record date for any payment of dividends and before the opening of business on the next succeeding Dividend Payment Date, you must include with our Series C senior mandatory convertible preferred stock a cash payment of an amount equal to the dividend on our Series C senior mandatory convertible preferred stock which is to be paid on that Dividend Payment Date.

        Except as described above, upon any optional conversion of our Series C senior mandatory convertible preferred stock, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on that Series C senior mandatory convertible preferred stock, or for dividends or distributions on the shares of our common stock issued upon conversion.

Early Conversion Upon Cash Merger

        Prior to the conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as the “cash merger,” then on or after the date of the cash merger, each holder of shares of Series C senior mandatory convertible preferred stock that thereafter remains outstanding, if any, will have the right to accelerate and convert our Series C senior mandatory convertible preferred stock at the conversion rate (determined in accordance with its application under “—Automatic Conversion of Our Series C Senior Mandatory Convertible Preferred Stock”) in effect immediately before the cash merger. We refer to this right as the “merger early settlement right.” We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder’s merger early settlement right must be exercised. The notice will set forth, among other things, the applicable conversion rate and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the merger early settlement right, you must deliver to us, at least one business day before the early settlement date, the certificate evidencing your shares of Series C senior mandatory convertible preferred stock, if our Series C senior mandatory convertible preferred stock is held in certificated form. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had converted your shares of Series C senior mandatory convertible preferred stock immediately before the cash merger at the conversion rate (determined in accordance with its application under “—Automatic Conversion of Our Series C Senior Mandatory Convertible Preferred Stock”) in effect at such time. If you do not elect to exercise your merger early settlement right, you will receive for your shares of Series C senior mandatory convertible preferred stock that remain outstanding, if any, cash, securities or other property into which our common stock was converted at the conversion rate (determined in accordance with its application under “—Automatic Conversion of Our Series C Senior Mandatory Convertible Preferred Stock”) in effect on the conversion date.

Anti-dilution Adjustments

        The formula for determining the conversion rate and the number of shares of our common stock to be delivered upon an early conversion may be adjusted if certain events occur, including:

(1)	the payment of a dividend or other distribution on our common stock in shares of our common stock;

(2)	the issuance to all holders of our common stock of (i) options, warrants or other rights, other than under any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our common stock, or (ii) securities that by their terms are convertible or exchangeable into our common stock, in each case, at less than the current market price (as defined below);

(3)	subdivisions, splits, combinations and reclassifications of our common stock;

(4)	distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) above or issuance covered by clause (2) above and any dividend or distribution paid exclusively in cash);

(5)	distributions consisting exclusively of cash to all holders of our common stock in an aggregate amount that, when combined with (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of a tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months, exceeds 10% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our common stock multiplied by the number of shares of common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

(6)	the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

        The “current market price” per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any such issuance or distribution, means the first date on which our common stock trades without the right to receive such issuance or distribution.

        In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive other securities, cash or property, each share of Series C senior mandatory convertible preferred stock that thereafter remains outstanding would, without the consent of the holders of shares of Series C senior mandatory convertible preferred stock, become convertible into such other securities, cash or property instead of our common stock. In such event, on the conversion date, the conversion rate then in effect will be applied to the value on the conversion date of the securities, cash or property a holder would have received if it had held the shares covered by our Series C senior mandatory convertible preferred stock when the applicable transaction occurred. Holders have the right to settle their obligations under our Series C senior mandatory convertible preferred stock early in the event of certain cash mergers as described under “—Early Conversion Upon Cash Merger.”

        If at any time we make a distribution of property to our common stock holders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not dividends payable in shares of our common stock or rights to subscribe for our common stock), and, pursuant to the conversion rate adjustment provisions of our Series C senior mandatory convertible preferred stock, the conversion rate is increased, that increase may be deemed to be the receipt of taxable income to holders of shares of Series C senior mandatory convertible preferred stock. See “Certain United States Federal Income Tax Consequences—United States Holders—Change in Conversion Ratio.”

        In the case of the payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

•	the conversion rate by

•	a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock.

        The adjustment to the conversion rate under the preceding paragraph will occur on the date that is the earlier of:

•	the tenth trading day following the effective date of the spin-off; and

•	the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

        For purposes of this section, “initial public offering” means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

        In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our common stock means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first 10 trading days following the effective date of the spin-off.

        If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

        In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

        Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

        We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the conversion rate, to provide written notice to the holders of shares of Series C senior mandatory convertible preferred stock of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

        Each adjustment to the conversion rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early conversion of our Series C senior mandatory convertible preferred stock.

Fractional Shares

        No fractional shares of our common stock will be issued to holders of shares of Series C senior mandatory convertible preferred stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of our Series C senior mandatory convertible preferred stock of any holder which are converted upon mandatory conversion or any optional conversion or issuable in respect of any dividend payment upon mandatory conversion payable in shares of our common stock, that holder will be entitled to receive an amount in cash equal to the same fraction of:

•	in the case of automatic conversion, the current market price; or

•	in the case of an optional conversion by a holder, the closing price of our common stock determined as of the second trading day immediately preceding the effective date of conversion.

Common Stock Rights

        Reference is made to the “Description of Other Capital Stock—Common Stock” for a description of the rights of holders of common stock to be delivered upon conversion of shares of our Series C senior mandatory convertible preferred stock.

Liquidation Rights

        In the event of our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, the holders of shares of Series C senior mandatory convertible preferred stock will be entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made on our common stock, Series B junior participating preferred stock or any future class of securities which ranks junior to our Series C senior mandatory convertible preferred stock as to the distribution of assets upon our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, a liquidating distribution in the amount of $50.00 per share, plus an amount equal to the sum of all accrued and unpaid dividends, whether or not declared, for the then-current dividend period and all prior dividend periods.

        For the purpose of the last paragraph, none of the following will constitute a voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	the sale of all or substantially all of our property or business;

•	the merger or consolidation of Allied into or with any other person or corporation; or

•	the merger or consolidation of any other person or corporation into or with Allied.

        After the payment to the holders of shares of Series C senior mandatory convertible preferred stock of the full preferential amounts provided above, the holders of shares of Series C senior mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

        In the event our assets available for distribution to the holders of shares of Series C senior mandatory convertible preferred stock upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, are insufficient to pay in full all amounts to which the holders are entitled as provided above, no such distribution will be made on account of any other stock ranking equally with our Series C senior mandatory convertible preferred stock as to the distribution of assets upon that liquidation, dissolution or winding up unless a pro rata distribution is made on our Series C senior mandatory convertible preferred stock, with the amount allocable to each series of parity stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each Series being made on a pro rata basis.

Voting Rights

        The holders of the shares of Series C senior mandatory convertible preferred stock are not entitled to any voting rights, except as required by applicable state law and as described below.

        We will not, without the approval of the holders of at least 66 2/3% of the shares of our Series C senior mandatory convertible preferred stock then outstanding:

•	amend our certificate of incorporation if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of our Series C senior mandatory convertible preferred stock so as to adversely affect them;

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class ranking senior to our Series C senior mandatory convertible preferred stock as to dividends or upon the distribution of assets upon our dissolution, liquidation or the winding up of our affairs; or

•	reclassify any of our authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking senior to our Series C senior mandatory convertible preferred stock as to dividends or upon the distribution of assets upon our dissolution, liquidation or the winding up of our affairs, provided that no such vote will be required for us to take any of these actions to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class ranking equally with or junior to our Series C senior mandatory convertible preferred stock as to dividends and upon the distribution of assets upon our dissolution, liquidation or the winding up of our affairs.

Miscellaneous

        We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of our Series C senior mandatory convertible preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of Series C senior mandatory convertible preferred stock then outstanding. Our Series C senior mandatory convertible preferred stock converted into our common stock or otherwise reacquired by us shall resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar and Paying Agent

        American Stock Transfer & Trust Company, will act as transfer agent, registrar, and paying agent for the payment of dividends for our Series C senior mandatory convertible preferred stock.

Title

        We, the transfer agent, registrar and paying agent may treat the registered holder of shares of Series C senior mandatory convertible preferred stock as the absolute owner of those shares for the purpose of making payment and settling the related conversions and for all other purposes.

Book-Entry System

        The Depository Trust Company, or DTC, will act as securities depositary for our Series C senior mandatory convertible preferred stock. Our Series C senior mandatory convertible preferred stock will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of shares of Series C senior mandatory convertible preferred stock, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

        The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in shares of Series C senior mandatory convertible preferred stock so long as shares of Series C senior mandatory convertible preferred stock are represented by global security certificates.

        The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

        The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

        Except as otherwise required by applicable law, no shares of Series C senior mandatory convertible preferred stock represented by global security certificates may be exchanged in whole or in part for shares of Series C senior mandatory convertible preferred stock registered, and no transfer of global security certificates will be made in whole or in part for shares of Series C senior mandatory convertible preferred stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act or there is a continuing default by us in respect of our obligations under our Series C senior mandatory convertible preferred stock, the certificate of designations or any other principal agreements or instruments executed in connection with this offering. All of the shares of Series C senior mandatory convertible preferred stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

        As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of the shares of Series C senior mandatory convertible preferred stock represented by those certificates for all purposes under our Series C senior mandatory convertible preferred stock. Except in the limited circumstances referred to above or as otherwise required by applicable law, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the shares of Series C senior mandatory convertible preferred stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of our Series C senior mandatory convertible preferred stock certificates in exchange and will not be considered to be owners or holders of the global security certificates or any of the shares of Series C senior mandatory convertible preferred stock represented by those certificates for any purpose under our Series C senior mandatory convertible preferred stock. All payments on the shares of Series C senior mandatory convertible preferred stock represented by the global security certificates and all related transfers and deliveries of common stock will be made to the depositary or its nominee as their holder.

        Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

        Procedures for conversion on the conversion date or upon early conversion will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

        Neither we nor any of our agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to those beneficial ownership interests.

        The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Series C Senior Mandatory Convertible Preferred Stock Certificates

        If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the transfer of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the transfer agent and us.

        We, however, are not required to issue any certificates representing shares of Series C senior mandatory convertible preferred stock on or after the conversion date. In place of the delivery of a replacement certificate following the conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the terms of our Series C senior mandatory convertible preferred stock formerly evidenced by the certificate.

DESCRIPTION OF OTHER CAPITAL STOCK

        The description below summarizes the more important terms of our capital stock. We have previously filed with the Commission copies of our articles of incorporation and bylaws, as amended. See “Where You Can Find More Information.” You should refer to those documents for the complete terms of our capital stock.

Authorized Capital

        As of March 25, 2003, our amended and restated articles of incorporation provide that we have authority to issue 525,000,000 shares of common stock, $.01 par value, of which approximately 196.8 million shares are issued and outstanding; and 10,000,000 shares of preferred stock, $.10 par value, of which 1,000,000 shares are issued and outstanding.

Common Stock

        Voting Rights. Holders of common stock are entitled to one vote per share on each matter to be decided by the stockholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. This provision of our bylaws may only be modified by amendment adopted by the stockholders. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

        Dividend Rights and Limitations. Holders of common stock will be entitled to receive ratably the dividends, if any, as the board of directors may declare from time to time out of funds legally available for this purpose. Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our senior credit facility and indentures. We do not currently pay dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. The terms of our 1999 Credit Facility currently prohibit us, and the terms of our replacement senior credit facility may prohibit or restrict us, from paying cash dividends on our common stock. The terms of our indentures also restrict us from paying cash dividends on our common stock. In addition, under the terms of our Series A senior convertible preferred stock and any Series C senior mandatory convertible preferred stock sold as part of the Transactions, we are restricted from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to such preferred stock. We are not prohibited or restricted under our debt agreements or the terms of our preferred stock and, with respect to our replacement senior credit facility, do not expect to be prohibited or restricted, from paying any dividends in the form of our common stock on our common stock.

        Liquidation Rights. In the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of our common stock will be entitled to share ratably in our remaining assets available for distribution.

        Miscellaneous. All outstanding shares of our common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further shareholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Series A Senior Convertible Preferred Stock

        The rights of holders of the Series A senior convertible preferred stock include the right to convert, at the option of the holders, the Series A senior convertible preferred stock into shares of our common stock. The conversion price is $18.00 per share, subject to customary anti-dilution adjustments.

        The dividend rate of the Series A senior convertible preferred stock is 6.5% per annum. The amount of dividends payable on the Series A senior convertible preferred stock would be increased to the amount of the dividends payable upon the common stock which would be issued had the Series A senior convertible preferred stock been converted, if that amount is greater. However, we do not currently pay dividends on our common stock and the terms of our 1999 Credit Facility currently prohibit us, and the terms of our replacement senior credit facility may prohibit or restrict us, from paying cash dividends on our Series A senior convertible preferred stock. The terms of our indentures also restrict us from paying cash dividends on our Series A senior convertible preferred stock.

        The shares of Series A senior convertible preferred stock:

•	have a par value of $.10 per share;

•	have a preference with respect to dividend payments or distributions of assets upon our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs that is senior, prior and superior to all other shares of our capital stock, including, but not limited to, shares of our common stock, our junior preferred stock or any other series of our preferred stock, with the exception of our Series C senior mandatory convertible preferred stock sold in this offering;

•	pay cumulative dividends quarterly at an annual rate of the greater of:

(A)	the dividends payable on the shares of common stock issued upon the assumed conversion of the Series A senior convertible preferred stock, or

(B)	6.5% per annum of the sum of the liquidation preference of the Series A senior convertible preferred stock plus accrued but unpaid dividends for prior quarters (provided, however, that the rate for dividends accruing after the fifth anniversary of the issuance of the Series A senior convertible preferred stock which are not paid in cash and dividends accruing after the tenth anniversary of the issuance of the Series A senior convertible preferred stock, will be 12% per annum);

•	have a liquidation preference of $1,000 per share, plus accrued and unpaid dividends, as described above;

•	have the right to receive upon any liquidation, dissolution or other winding-up of Allied, before any distribution or payment shall be made to holders of any class of common stock or junior preferred stock, the greater of:

(A)	the liquidation preference, plus dividends accrued thereon with respect to the period from the most recent dividend payment date through and excluding the date of determination, and

(B)	the amount that would be payable to holders of Series A senior convertible preferred stock if such holders had converted all outstanding shares of Series A senior convertible preferred stock into shares of common stock immediately prior to such liquidation, dissolution or winding-up;

•	in addition to any voting rights provided by law, have the number of votes equal to the number of shares of common stock then issuable upon conversion of such shares, have the right to vote on all matters submitted to stockholders of our common stock as a single class, have the right to vote as a separate class with respect to the creation, issuance or reclassification of any stock ranking equal to or senior to the Series A senior convertible preferred stock with respect to dividend payments or distributions of assets upon our voluntary or involuntary liquidation, our dissolution or the winding up of our affairs, and have the right to vote as a separate class on any amendments to our certificate of incorporation that adversely affect the rights of the Series A senior convertible preferred stock;

•	may be redeemed in whole but not in part by us at the redemption price then in effect after the fifth anniversary of the initial issuance of the Series A senior convertible preferred stock (and, on or after the third anniversary of such issuance, if the average closing price of the common stock for a thirty consecutive trading day period preceding the redemption exceeds 150% of the conversion price then in effect) upon at least 30 days’ notice;

•	at the holder’s option may be sold back to us at 101% of liquidation preference plus accrued but unpaid dividends following a change of control of Allied; and

•	have conversion rights that contain customary antidilution provisions.

          Registration Rights

        As part of the sale of the Series A senior convertible preferred stock, we granted the purchasers of the Series A senior convertible preferred stock certain registration rights in respect of our common stock and Series A senior convertible preferred stock. These rights permit the holders of our Series A senior convertible preferred stock to demand the registration of their shares of common stock, Series A senior convertible preferred stock and junior preferred stock under the federal securities laws and to have these securities included in certain other registration statements that we file. These holders of our Series A senior convertible preferred stock have agreed not to exercise their demand registration rights until 90 days after the date of this prospectus supplement without the prior written consent of UBS Warburg LLC and Salomon Smith Barney Inc., and have agreed not to exercise piggyback their registration rights with respect to this offering and the common stock offering that is part of the Transactions.

Shareholders’ Agreement

        Upon completion of the sale of our Series A senior convertible preferred stock, we entered into an amended and restated shareholders’ agreement with the purchasers of the Series A senior convertible preferred stock. Among other things, the shareholders’ agreement provides that certain affiliates of Apollo Advisors II, L.P. and Blackstone Management Associates II L.L.C., or the “Apollo/ Blackstone Investors,” designate five directors on our board of directors out of a maximum of 13 directors, subject to decrease if the Apollo/ Blackstone Investors decrease their stock ownership by specified percentages or if their ownership is diluted below certain levels (the Apollo/ Blackstone Investors shall lose the right to elect one director for each reduction of 20% of the number of shares they own and if issuances by us reduce their ownership to 9% or less of the voting power then they will be entitled to no more than three board designees)

        The voting provisions of the shareholders’ agreement apply to the Series A senior convertible preferred stock and any shares of common stock issued upon conversion of Series A senior convertible preferred stock held by the parties to the shareholders’ agreement and last until July 30, 2009 (subject to earlier termination under certain circumstances as set forth in the current terms of the shareholders’ agreement).

Series B Junior Participating Preferred Stock and Stockholders’ Rights Agreement

        On May 31, 2000, we declared a dividend distribution of one right for each outstanding share of common stock and a dividend distribution for each outstanding share of Series A senior convertible preferred stock equal to the number of rights which would have been received by the holder if he had converted such share into common stock immediately prior to the record date for the dividend, payable to the holders of record of the common stock and Series A senior convertible preferred stock. Except as set forth below, each right, when it becomes exercisable, entitles the registered holder to purchase from us one ten-thousandth of a share of a series of our preferred stock, designated as Series B junior participating preferred stock, par value $.10 per share, at a price of $85 per one ten-thousandth of a share (the “Purchase Price”), subject to adjustment.

        Pursuant to the rights agreement with American Stock Transfer & Trust Company (the “rights agreement”), until the earlier to occur of (i) public announcement that, without the prior consent of our board of directors, a person or group (other than certain of our existing subsidiaries), including any affiliates or associates of such person or group (an “Acquiring Person”), acquired, or obtained the right to acquire, beneficial ownership of our outstanding stock representing 15% or more of the voting power of all outstanding capital stock of Allied generally entitled to vote for the election of directors (“Voting Stock”) (the “Stock Acquisition Date”) or (ii) ten business days (or such later date as the board of directors may determine) following the commencement or announcement of an intention (which is not subsequently withdrawn) to make a tender offer or exchange offer which would result in any person or group (and related persons) having beneficial ownership of 15% or more of the voting power of all outstanding Voting Stock (the earlier of such dates being called the “Distribution Date”), the rights will be attached to all shares of common stock and Series A senior convertible preferred stock certificates and will be evidenced, with respect to any of the shares of common stock or Series A senior convertible preferred stock certificates outstanding as of May 31, 2000, by the common stock certificates or Series A senior convertible preferred stock certificates, as the case may be. The rights agreement provides that, until the Distribution Date, the rights will be transferred with and only with shares of common stock and Series A senior convertible preferred stock. Until the Distribution Date (or earlier redemption or expiration of the rights), new common stock and Series A senior convertible preferred stock certificates issued after May 31, 2000 upon transfer, replacement or new issuance of shares of common stock and Series A senior convertible preferred stock will contain a notation incorporating the rights agreement by reference.

        The rights are not exercisable until the Distribution Date. The rights will expire on May 31, 2010, unless earlier redeemed by us as described below.

        The Series B junior participating preferred stock purchasable upon exercise of the rights will be nonredeemable and junior to any other series of preferred stock we may issue (unless otherwise provided in the terms of such stock). Each share of Series B junior participating preferred stock will have a preferential quarterly dividend in an amount equal to the greater of $10.00 and 10,000 times the dividend declared on each share of common stock (other than with respect to dividends payable in shares of common stock). In the event of liquidation, the holders of Series B junior participating preferred stock will receive a preferred liquidation payment per share of $10,000 and 10,000 times the payment made per share of common stock. Each share of Series B junior participating preferred stock will have 10,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series B junior participating preferred stock will be entitled to receive 10,000 times the amount and type of consideration received per share of common stock. The rights of the Series B junior participating preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions.

        In the event that any person becomes an Acquiring Person, each holder of a right generally will thereafter have the right for a 60 day period after the later of the date of such event and the effectiveness of an appropriate registration statement (or such other longer period set by the board of directors) to receive upon exercise of the right that number of units of one ten-thousandths of a share of Series B junior participating preferred stock (or, under certain circumstances, shares of common stock or other securities) having an average market value during a specified time period (immediately prior to the occurrence of a person becoming an Acquiring Person) of two times the exercise price of the right (such right being called the “Subscription Right”).

        In the event that, at any time following the Stock Acquisition Date, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company (or, in the event there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the right (such right being called the “Merger Right”). The holder of a right will continue to have the Merger Right whether or not such holder exercises the Subscription Right.

        The Purchase Price payable, the number of rights and the number of shares of Series B junior participating preferred stock, shares of common stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

        At any time prior to the earlier to occur of (i) the close of business on the Stock Acquisition Date or (ii) the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $.0001 per right (the “Redemption Price”), which redemption shall be effective upon the action of the board of directors.

        Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Allied, including, without limitation, the right to vote or to receive dividends.

        The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. However, the rights generally should not interfere with any merger or other business combination approved by the board of directors.

Delaware Business Combination Act

        Section 203 of the Delaware General Corporation Law generally imposes a three-year moratorium on business combinations between a Delaware corporation and an “interested stockholder” (in general, a stockholder owning 15% or more of a corporation’s outstanding voting stock) or an affiliate or associate thereof unless (1) prior to a stockholder becoming an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in a stockholder becoming an interested stockholder, (2) upon consummation of the transaction resulting in a stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans), or (3) on or after a stockholder becomes an interested stockholder, the business combination is approved by (a) the board of directors and (b) holders of at least two-thirds of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

        The Delaware Business Combination Act applies to certain public companies incorporated in the State of Delaware unless the corporation expressly elects not to be governed by such legislation and sets forth such election in (1) the corporation’s original certificate of incorporation, (2) an amendment to the corporation’s bylaws as adopted by the corporation’s board of directors within 90 days of the effective date of such legislation, or (3) an amendment to the corporation’s certificate of incorporation or bylaws as approved by (in addition to any other vote required by law) a majority of the shares entitled to vote (however, such amendment would not be effective until twelve months after the date of its adoption and would not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption of such amendment). We have not made such an election and therefore are subject to the Delaware Business Combination Act.

Articles of Incorporation and Bylaw Provisions

        Certain provisions of our certificate of incorporation and bylaws, as amended, may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by a shareholder.

        Pursuant to the certificate of incorporation, the board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the board of directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Allied.

        The bylaws provide that stockholders’ nominations for the board of directors and proposals for other business to be transacted at stockholders’ meetings must be timely received by Allied and must comply with specified form, content and notice requirements. The bylaws also provide that special meetings of stockholders may be called only by the board or by a specifically authorized committee of the board. The certificate of incorporation and the bylaws provide that the bylaws may be altered, amended or repealed by the board of directors.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock and our Series A senior convertible preferred stock is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of our Series C senior mandatory convertible preferred stock and the common stock acquired upon conversion of our Series C senior mandatory convertible preferred stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated under the Internal Revenue Code, administrative rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.

        This summary assumes that our Series C senior mandatory convertible preferred stock (or common stock after conversion) is held by holders as capital assets, within the meaning of Section 1221 of the Internal Revenue Code. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	United States Holders (as defined below) whose “functional currency” is not the United States dollar; or

•	persons that will hold our Series C senior mandatory convertible preferred stock (or common stock) as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

        If a partnership holds our Series C senior mandatory convertible preferred stock (or common stock), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Series C senior mandatory convertible preferred stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Series C senior mandatory convertible preferred stock (or common stock).

        As used herein, the term “United States Holder” means a person or entity that, for United States federal income tax purposes, is a citizen or resident of the United States, a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code. A “Non-United States Holders” is a holder of Series C senior mandatory convertible preferred stock (or common stock) that is not a United States Holder.

        THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR

GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holders

        Distributions. A distribution of cash on our Series C senior mandatory convertible preferred stock (or common stock) will be treated as a dividend to the extent of our current or accumulated earnings and profits attributable to the distribution as determined under United States federal income tax principles. The amount of our earnings and profits at any time will depend upon our future actions and financial performance. If the amount of the distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the distribution will next be treated as a nontaxable return of capital and will be applied against and reduce a holder’s adjusted tax basis in our Series C senior mandatory convertible preferred stock (or common stock), but not below zero. The reduction in tax basis will increase the amount of any gain, or reduce the amount of any loss, which a United States Holder would otherwise realize on the sale or other taxable disposition of our Series C senior mandatory convertible preferred stock (or common stock). If the distribution exceeds both our current and accumulated earnings and profits attributable to the distribution and a United States Holder’s adjusted tax basis in our Series C senior mandatory convertible preferred stock (or common stock), the excess will be treated as capital gain and will be long-term capital gain provided the holder has held such stock at the time of the distribution for more than one year.

        If we pay dividends in shares of our common stock by delivering such shares to the transfer agent to be sold automatically on the holders’ behalf, a United States Holder will be treated as receiving a taxable dividend subject to the rules described above. Although the matter is not free from doubt, we intend to treat such United States Holder as receiving a taxable dividend equal to the net cash proceeds received (which will equal the cash dividend payable). If this position is not respected, the IRS may treat such United States Holder as (i) receiving a taxable dividend equal to the fair market value of the common stock on the date received by the transfer agent (generally, the average of the high and low trading prices on the delivery date) and (ii) recognizing capital gain or loss equal to the difference between the amount of the net cash proceeds received and the United States Holder’s adjusted tax basis in our common stock disposed (which, for this purpose, will equal the fair market value of our common stock on the date received by the transfer agent).

        Corporate investors in our Series C senior mandatory convertible preferred stock (or common stock) generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on the stock taxable as a dividend. However, there are many exceptions and restrictions relating to the availability of such dividends-received deduction including but not limited to the holding period rules of Section 246(c) of the Code, the rules of Section 246A which reduce the dividends-received deduction on dividends on certain debt-financed stock, and the rules in Section 1059 of the Code that reduce the basis of stock (and may require recognition of taxable gain) in respect of certain extraordinary dividends, as well as the effect of the dividends-received deduction on the determination of alternative minimum tax liability. Corporate investors are urged to consult their tax advisors with respect to the availability of the dividends-received deduction for dividends paid on our Series C senior mandatory convertible preferred stock (or common stock).

        Conversion. No gain or loss generally will be recognized upon conversion of shares of our Series C senior mandatory convertible preferred stock into shares of our common stock, except with respect to any cash paid in lieu of fractional shares of our common stock. However, under certain circumstances, a United States Holder of Series C senior mandatory convertible preferred stock may recognize dividend income to the extent that it receives cash or common stock in respect of dividends in arrears on such stock at the time of conversion into common stock.

        A United States Holder who receives cash in lieu of fractional shares will be treated as receiving a cash distribution taxable in accordance with the treatment described above for distributions if the receipt of the cash in lieu of fractional shares has “the effect of the distribution of a dividend.” In such a case, a

U.S. Holder’s tax basis (reduced for amounts, if any, treated as return of capital) in our Series C senior mandatory convertible preferred stock that is allocable to the fractional share will be transferred to the common stock received upon conversion of our Series C senior mandatory convertible preferred stock subject, in the case of a corporate taxpayer, to reduction or possible gain recognition under Section 1059 of the Code. If the receipt of the cash in lieu of fractional shares does not have “the effect of the distribution of a dividend,” a United States Holder who receives cash in lieu of fractional shares will recognize gain or loss in an amount equal to the difference between the portion of such holder’s tax basis in our Series C senior mandatory convertible preferred stock that is allocable to the fractional share and the cash payment received in lieu thereof. Such gain or loss would be capital gain and would be long-term capital gain if the holding period exceeded one year.

        If there is a Provisional Conversion, a holder will be entitled to receive an additional cash payment representing the present value of future dividends that would have been payable on our Series C senior mandatory convertible preferred stock (“additional cash amount”) when the holder converts our Series C senior mandatory convertible preferred stock into common stock. The income tax consequences regarding receipt of the additional cash amount are unclear. The additional cash amount could be treated as a distribution, taxed as a dividend (to the extent of our current and accumulated earnings and profits) as described above under “Distributions.” Alternatively, the additional cash amount could be treated as an additional payment received in connection with the conversion of our Series C senior mandatory convertible preferred stock into common stock, in which case any gain realized by a holder on such conversion (i.e., the excess (if any) of the amount of cash and the fair market value of common stock received over the adjusted tax basis of our Series C senior mandatory convertible preferred stock relinquished) would be recognized to the extent of the additional cash amount. This recognized gain would be taxable as a dividend, to the extent of our current and accumulated earnings and profits, if the receipt of the additional cash amount has “the effect of the distribution of a dividend.” Gain recognized in excess of a holder’s ratable share of our current and accumulated earnings and profits would be capital gain. If the receipt of the additional cash amount does not have “the effect of the distribution of a dividend,” the gain recognized by a United States Holder would be capital gain and would be long-term capital gain if the holding period exceeded one year.

        To determine if the receipt of the additional cash amount or the cash paid in lieu of fractional shares has “the effect of the distribution of a dividend,” a United States Holder will be treated as if it solely received our common stock upon conversion of our Series C senior mandatory convertible preferred stock and then exchanged the extra shares of common stock for the cash received. The receipt of the additional cash will be treated as having the “effect of the distribution of a dividend” unless the deemed redemption of the common stock meets certain tests set forth in Section 302(b) of the Code. Prospective investors are advised to consult their tax advisors to determine the tax treatment of the receipt of the additional cash.

        The tax basis of the common stock received upon conversion of shares of Series C senior mandatory convertible preferred stock generally will be equal to the tax basis of the shares of Series C senior mandatory convertible preferred stock so converted and the holding period of the common stock generally will include the holding period of the shares of Series C senior mandatory convertible preferred stock converted. However, the tax basis of any common stock received on conversion and treated as a dividend will be equal to its fair market value on the date of the distribution and the holding period of such common stock will commence on the day after its receipt.

        Change in Conversion Ratio. United States Holders of Series C senior mandatory convertible preferred stock may be deemed to have received a constructive distribution of stock that is taxable as a dividend when the conversion ratio is adjusted. An adjustment to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the United States Holders, however, generally will not be considered to result in constructive distribution of stock. Certain of the possible adjustments provided in our Series C senior mandatory convertible preferred stock, including, those in connection with the special conversion rights applicable to our Series C senior mandatory convertible preferred stock may not qualify as being pursuant to a bona fide reasonable adjustment formula. If a nonqualifying adjustment were made (or if adjustments are not made in certain cases), the United States Holders of Series C senior mandatory convertible preferred stock might be deemed to have received a taxable stock distribution. In such case, the amount of the dividend to be included in income would be the fair market value of the additional common stock to which United States Holders of Series C senior mandatory convertible preferred stock would be entitled by reason of the increase in such holders’ proportionate equity interest in Allied Waste to the extent of our current and accumulated earnings and profits.

        Sale or Other Taxable Disposition. A United States Holder who sells or otherwise disposes of Series C senior mandatory convertible preferred stock (or common stock) in a taxable transaction will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received and the United States Holder’s adjusted tax basis in the stock disposed. Such gain or loss would be capital gain or loss and would be long-term capital gain or loss if the holding period exceeded one year. The deductibility of capital losses is subject to limitation.

        Information Reporting and Backup Withholding. In general, information reporting requirements will apply to the amount of dividends paid during each calendar year and to the proceeds received on the sale of our stock, unless a holder is an exempt recipient. A backup withholding tax of up to 31% will apply to such payments if a United States Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the Internal Revenue Service that payments to it are subject to backup withholding.

        Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a holder’s United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.

Non-United States Holders

        Dividends. In general, distributions treated as dividends received by Non-United States Holders of our Series C senior mandatory convertible preferred stock (or common stock) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such Non-United States Holder’s conduct of a trade or business in the United States (and if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment of such Holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a Non-United States Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

        For purposes of obtaining a reduced rate of withholding under an income tax treaty, a Non-United States Holder generally will be required to provide a United States taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax treaty benefits. If a non-United States Holder claims exemption from withholding with respect to dividends effectively connected with the conduct of a business within the United States, such holder will be required to provide an appropriate certification to Allied Waste or our paying agent.

        A Non-United States Holder can generally meet the certification requirement by providing a properly executed Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form. If the Non-United States Holder holds our Series C senior mandatory convertible preferred stock (or common stock) through a financial institution or other agent acting on the holder’s behalf, the holder may be required to provide appropriate certifications to the agent. The holder’s agent will then generally be required to provide appropriate certifications to us. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS, and such intermediaries generally are not required to forward any certification forms received from Non-United States Holders.

        Sale or Other Taxable Disposition. Non-United States Holders generally will not be subject to United States federal income taxation, including by way of withholding, on gain recognized on a disposition of Series C senior mandatory convertible preferred stock (or common stock) so long as (i) the gain is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States (or if a tax treaty applies, the gain is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States and attributable to a United States permanent establishment maintained by such Non-United States Holder); (ii) in the case of a Non-United States Holder who is an individual, such Non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met and (iii) we are not and have not been a “United States real property holding corporation,” within the meaning of Section 897 of the Code for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-United States Holder’s holding period.

        We believe we are not and do not anticipate becoming a United States real property holding corporation.

        Conversion. Non-United States Holders generally will not recognize any gain or loss for United States federal income tax purposes upon conversion of Series C senior mandatory convertible preferred stock into our common stock, except with respect to any cash paid in lieu of factional shares. Cash received in lieu of fractional shares will be treated as a distribution, subject to the rules described above under “Dividends,” if the receipt of such cash has “the effect of the distribution of a dividend,” or as an amount received in exchange for our Series C senior mandatory convertible preferred stock that is allocable to the fractional share, subject to the rules described above under “Sale or Other Taxable Distribution,” if the receipt of such cash does not have “the effect of the distribution of a dividend.” See “United States Holders—Conversion.” A Non-United States Holder may recognize dividend income to the extent that it receives cash or common stock in respect of dividends in arrears on our Series C senior mandatory convertible preferred stock at the time of conversion into our common stock. A Non-United States Holder may recognize capital gain or dividend income when the holder receives an additional cash amount. See “United States Holders—Conversion.” Such capital gain or dividend would be subject to the rules described above under “Sale or Other Taxable Disposition” or “Dividend,” respectively.

        We intend to withhold tax at a rate of 30% on any payment of cash in lieu of fractional shares or additional cash amount, unless we receive certain certifications from the Non-United States Holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the holder’s conduct of a trade or business in the United States. If we withhold tax from any payment of such amounts made to a Non-United States Holder and such payment were determined not to be subject to U.S. federal tax, a Non-United States Holder would be entitled to a refund of any tax withheld.

        Information Reporting; Backup Withholding. We must report annually to the IRS and to each Non-United States Holder the amount of dividends paid to each Non-United States Holder on our stock (and the tax withheld with respect thereto), regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

        Backup withholding will generally not apply to payments of dividends made by us to a Non-United States Holder of Series C senior mandatory convertible preferred stock (or common stock) if the holder has provided its taxpayer identification number or provided the required certification that it is not a United States person as described above under “Dividends.” Information reporting may still apply with respect to such dividends even if such certification is provided. Notwithstanding the foregoing, backup withholding may apply if we have actual knowledge, or reason to know, that the holder is a United States person.

        Information reporting requirements and backup withholding generally will not apply to any payments of the proceeds of the disposition of shares of Series C senior mandatory convertible preferred stock (or common stock) effected outside the United States by a foreign office or a foreign broker (as defined in applicable Treasury regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any such payments effected outside the United States by such a broker if it:

(1)	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

(2)	is a controlled foreign corporation for United States federal income tax purposes; or

(3)	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

        Payments of the proceeds of a disposition of shares of Series C senior mandatory convertible preferred stock (or common stock) effected by the United States office of a broker will be subject to information reporting requirements and backup withholding tax unless the Non-United States Holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption.

        Any amount withheld under the backup withholding rules may be credited against the Non-United States Holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

UNDERWRITING

        We are offering the shares of our Series C senior mandatory convertible preferred stock described in this prospectus supplement through the underwriters named below. UBS Warburg LLC, Salomon Smith Barney Inc. and Deutsche Bank Securities Inc. are acting as the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of Series C senior mandatory convertible preferred stock listed next to its name in the following table:

Underwriters	Number of Shares

UBS Warburg LLC
Salomon Smith Barney Inc.
Deutsche Bank Securities Inc.
Banc One Capital Markets, Inc.
BNP Paribas Securities Corp.
Credit Lyonnais Securities (USA) Inc.
Scotia Capital (USA) Inc.

Total	6,000,000

        The underwriting agreement provides that the underwriters must buy all of the shares of Series C senior mandatory convertible preferred stock if they buy any of them. However, the underwriters are not required to take or pay for the shares of Series C senior mandatory convertible preferred stock covered by the underwriters’ over-allotment option described below.

        Our Series C senior mandatory convertible preferred stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our Series C senior mandatory convertible preferred stock by the underwriters, and

•	the underwriters’ right to reject orders in whole or in part.

        We have been advised by the representatives that the underwriters intend to make a market in our Series C senior mandatory convertible preferred stock, but that they are not obligated to do so and may discontinue making a market at any time without notice.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectus supplements electronically.

Over-Allotment Option

        We have granted the underwriters an option to buy up to 900,000 additional shares of Series C senior mandatory convertible preferred stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares of Series C senior mandatory convertible preferred stock approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

        Shares of Series C senior mandatory convertible preferred stock sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $          per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

        The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 900,000 shares:

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

        We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1.5 million.

No Sales of Similar Securities

        We, our executive officers and directors and the Apollo/ Blackstone Investors have entered into lock-up agreements. Under these agreements, we may not, without the prior written approval of UBS Warburg LLC and Salomon Smith Barney Inc., sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for our common stock (except for common stock to be offered and sold in the concurrent common stock offering), and each of our executive officers and directors and certain of our existing stockholders may not, without the prior written approval of UBS Warburg LLC and Salomon Smith Barney Inc., sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable for our common stock, except under limited circumstances. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Warburg LLC and Salomon Smith Barney Inc. may, in their sole discretion, release all or some of the securities from these lock-up agreements.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Stock Exchange Listing

        We have applied to have our Series C senior mandatory convertible preferred stock listed on the New York Stock Exchange. Our common stock into which our Series C senior mandatory convertible preferred stock are convertible is listed on the New York Stock Exchange under the symbol “AW.”

Price Stabilization, Short Positions

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Series C senior mandatory convertible preferred stock including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales.

•	imposition of penalty bids; and

•	syndicate covering transactions;

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Series C senior mandatory convertible preferred stock while this offering is in progress. These transactions may also include making short sales of our Series C senior mandatory convertible preferred stock, which involves the sale by the underwriters of a greater number of shares of Series C senior mandatory convertible preferred stock than they are required to purchase in this offering. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

        The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares of Series C senior mandatory convertible preferred stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of Series C senior mandatory convertible preferred stock available for purchase in the open market as compared to the price at which they may purchase shares of Series C senior mandatory convertible preferred stock through the over-allotment option.

        Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of Series C senior mandatory convertible preferred stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series C senior mandatory convertible preferred stock in the open market that could adversely affect investors who purchased in this offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Series C senior mandatory convertible preferred stock sold by or for the account of that underwriter in stabilizing or short covering transactions.

        As a result of these activities, the price of our Series C senior mandatory convertible preferred stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Prior to this offering, there has been no public market for our Series C senior mandatory convertible preferred stock. No assurance can be given as to the development or liquidity of any trading market in our Series C senior mandatory convertible preferred stock. If an active market does not develop, the market price and liquidity of our Series C senior mandatory convertible preferred stock may be adversely affected.

        The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees.

        Certain of the underwriters are taking part in a concurrent offering, by means of a separate prospectus supplement, of our common equity and, prior to the closing of this offering, an offering, by means of a separate prospectus supplement, of senior notes by AWNA, the proceeds of which, in addition to the proceeds of this offering, will be used to repay amounts outstanding under our 1999 Credit Facility. In addition, certain of the underwriters or their affiliates will be lenders and/or agents under our replacement senior credit facility which we expect to enter into in the near future. Certain of the underwriters or their affiliates are lenders and/or agents under our 1999 Credit Facility. In addition, certain of the underwriters have acted as initial purchasers in prior offerings of our debt securities. They have received customary fees and commissions for these transactions.

Other Relationships

        The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

        Under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”), if more than 10% of the net proceeds of a public offering of equity securities are to be paid to members of the NASD that are participating in the offering, or affiliated or associated persons, the price of the equity securities distributed to the public must be no higher than that recommended by a “qualified independent underwriter,” as defined in Rule 2720 of the Conduct Rules of NASD. Because affiliates of certain of the underwriters of this offering will receive repayment of amounts outstanding under the credit agreement of AWNA, dated July 21, 1999, among AWNA, Allied, certain lenders party thereto, and The Chase Manhattan Bank, Citicorp USA, Inc., DLJ Capital Funding, Inc., Credit Suisse First Boston, as agents, Chase Securities Inc. and Salomon Smith Barney Inc., as arrangers, and Chase Securities Inc., as book manager, as amended, from the net proceeds of this offering that are, in the aggregate, more than 10% of the net proceeds of this offering, UBS Warburg LLC, another underwriter of this offering will act as a qualified independent underwriter in connection with this offering. This independent underwriter, in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement and the registration statement of which this prospectus supplement forms a part. The independent underwriter will not receive any additional fees for serving as a qualified independent underwriter in connection with this offering. The price of the Series C senior mandatory convertible preferred stock sold to the public will be no higher than that recommended by the independent underwriter.

LEGAL MATTERS

        The validity of the Series C senior mandatory convertible preferred stock and the common stock will be passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters relating to the Series C senior mandatory convertible preferred stock and the common stock will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

EXPERTS

        The consolidated financial statements of Allied Waste Industries, Inc. as of December 31, 2002 and 2001 and for each of the two years in the period ended December 31, 2002, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Allied Waste Industries, Inc. for the year ended December 31, 2002, dated March 27, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Allied for the year ended December 31, 2000, prior to the revisions described in notes 1 and 3 of Allied’s consolidated financial statements, incorporated in this prospectus supplement by reference from Allied’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Arthur Andersen LLP, independent accountants, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon their report of such firm given upon their authority as experts in auditing and accounting. Arthur Andersen has not consented to the incorporation by reference of their report in this prospectus supplement, and we have dispensed with the requirement to file Arthur Andersen’s consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus supplement, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.

PROSPECTUS
ALLIED WASTE INDUSTRIES, INC.
ALLIED WASTE NORTH AMERICA, INC.
AWNA TRUST
$2,000,000,000
Debt Securities, Preferred Stock, Common Stock,
Debt and Equity Warrants, Depositary Shares, Stock Purchase Contracts,
Stock Purchase Units and Trust Preferred Securities

        We may from time to time offer up to $2,000,000,000 in aggregate initial offering price of:

•	Debt Securities;
•	Shares of Preferred Stock;
•	Shares of Common Stock;
•	Debt and Equity Warrants;
•	Depositary Shares;
•	Stock Purchase Contracts;
•	Stock Purchase Units; and
•	Trust Preferred Securities.

      In connection with the debt securities, Allied Waste Industries, Inc., our parent, and all of our subsidiaries that guarantee our credit facility may, on a joint and several basis, offer full and unconditional guarantees of our obligations under the debt securities. Also, so long as any of our indebtedness other than our credit facility is secured, the debt securities may be equally and ratably secured with such other indebtedness and our credit facility by the stock and assets of some of our subsidiaries.

      Some of our shareholders may sell a number of shares of our common stock under this prospectus and any prospectus supplement. In the prospectus supplement relating to sales by selling shareholders, we will identify each selling shareholder and the number of shares of our common stock that each selling shareholder will be selling.

      Our common stock is traded on the New York Stock Exchange under the symbol “AW.” We will make applications to list any shares of common stock sold under this prospectus and any prospectus supplement on the NYSE. We have not determined whether we will list any other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement to this prospectus will disclose the exchange or market.

      When we offer securities, we will provide specific terms of such securities in supplements to this prospectus. The securities offered by this prospectus may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

       Investing in our securities involves risks. See “Risk Factors” beginning on page 2.

       Neither the U.S. Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of these securities, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 31, 2002.

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying supplement to this prospectus. This prospectus or any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any accompanying supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or any accompanying supplement or make a sale pursuant to this prospectus or any accompanying supplement, we are not implying that the information is current as of the date of the delivery or sale.

      In this prospectus:

•	“Allied” or “we,” “us” or “our” refers to Allied Waste Industries, Inc., the parent of Allied NA, and its direct and indirect subsidiaries on a consolidated basis, including Allied NA;

•	“Allied NA” refers to Allied Waste North America, Inc. and its direct and indirect subsidiaries; and

•	“AWNA Trust” refers AWNA Trust, a subsidiary of Allied.

      AWNA Trust was formed for the purpose of issuing trust preferred securities. AWNA Trust was created under the Delaware Statutory Trust Act and will be governed by a declaration of trust (as it may be amended and restated from time to time) among the trustees of AWNA Trust and Allied. The declaration will be qualified under the Trust Indenture Act of 1939, as amended.

      When AWNA Trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of AWNA Trust. Allied will acquire all of the issued and outstanding trust common securities of AWNA Trust, representing an undivided beneficial interest in the assets of AWNA Trust of at least 3%.

      AWNA Trust exists primarily for the purposes of:

•	issuing its trust preferred and trust common securities;

•	investing the proceeds from the sale of its securities in Allied NA’s debt securities; and

•	engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Allied NA’s debt securities.

      The number of trustees of AWNA Trust will initially be three. One of the trustees will be an individual who is an officer or employee of Allied. The second trustee will be U.S. Bank National Association, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939, as amended. The third trustee will be U.S. Bank Trust National Association, which has its principal place of business in the State of Delaware.

      U.S. Bank National Association, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939, as amended.

      Unless otherwise provided in the applicable prospectus supplement, because Allied will own all of the trust common securities of AWNA Trust, Allied will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The terms of AWNA Trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

      The rights of the holders of the trust preferred securities of AWNA Trust, including economic rights, rights to information and voting rights and the duties and obligations of the trustees of AWNA Trust, will be contained in and governed by the declaration of AWNA Trust (as it may be amended and restated from time to time), the Delaware Statutory Trust Act and the Trust Indenture Act of 1939.

      The address of the principal office of AWNA Trust is c/o Allied Waste Industries, Inc., 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260 and the telephone number is (480) 627-2700.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the “Commission,” utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. In addition, some of our shareholders may sell shares of our common stock under our shelf registration statement. This prospectus provides you with a general description of the securities we or any selling shareholders may offer. Each time we or any selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information.”

      We have not included separate financial statements of AWNA Trust in this prospectus. We do not consider such financial statements material to holders of the trust preferred securities because:

•	the trust is a newly created special purpose entity;

•	the trust has no operating history or independent operations; and

•	the trust is not engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding Allied NA’s debt securities and engaging in related activities.

      Furthermore, the combination of Allied NA’s obligations under the debt securities, the associated indentures, the declarations of trust and the guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that AWNA Trust will file reports with the Commission under the Securities Exchange Act of 1934.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement and related exhibits with the Commission under the Securities Act (Reg. No. 101607). The registration statement contains additional information about us, the debt securities, the preferred stock, our common stock, the debt and equity warrants, the depositary shares, stock purchase contracts, stock purchase units and trust preferred securities. We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder, which we refer to collectively as the “Exchange Act.” You may read and copy any document we file with the Commission at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov.

      The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed or terminated.

      (a) Allied’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 22, 2002;

      (b) Allied’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed May 15, 2002;

      (c) Allied’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed August 14, 2002;

      (d) Allied’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed November 8, 2002;

      (e) Allied’s Current Report on Form 8-K, filed June 20, 2002;

      (f) Allied’s Current Report on Form 8-K, filed August 19, 2002;

      (g) Allied’s Proxy Statement related to the annual meeting held on May 29, 2002, filed April 16, 2002; and

      (h) Allied’s Preliminary Proxy Statement, filed December 3, 2002.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Investor Relations

Allied Waste Industries, Inc.
15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260
(480) 627-2700

      You may also obtain copies of these filings, at no cost, by accessing our website at http://www.alliedwaste.com; however, the information found on our website is not considered part of this prospectus.

      You should rely only on the information provided in this prospectus and any supplement or incorporated by reference. We have not authorized anyone else to provide you with different information.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the Commission. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under the heading “Risk Factors,” and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

v

THE COMPANY

Overview

      We are the second largest, non-hazardous solid waste management company in the United States, and operate as a vertically integrated company that provides collection, transfer, recycling and disposal services for residential, commercial and industrial customers. We serve approximately 10 million customers in 39 states through a network of 343 collection companies, 174 transfer stations, 168 active landfills and 65 recycling facilities. We had revenues of approximately $5.6 billion and $4.1 billion for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively.

Business Strategy

      The major components of our business strategy consist of:

•	operating vertically integrated non-hazardous solid waste service businesses with a high rate of waste internalization, defined as transferring and disposing of waste we collect at our own landfills;

•	managing these businesses locally with a strong operations focus on customer service;

•	maintaining or improving our market position through internal development and incremental acquisitions; and

•	maintaining the financial capacity, management capabilities and administrative systems and controls to support on-going operations and future growth.

Industry Trends

      Based on industry data, we estimate that annual revenues of the non-hazardous solid waste industry in the United States are approximately $40.0 billion. Although the non-hazardous solid waste industry has traditionally been very fragmented, particularly in the collection segment of the business, the industry has undergone significant consolidation due to rising costs, regulatory complexities and increased capital requirements. We believe this cycle of industry consolidation has been substantially completed. We believe that the industry is displaying a greater focus on maximization of cash flow and internal growth through initiatives that increase returns on investments. We believe that large integrated public companies that have the requisite management expertise and ready access to capital are best positioned to achieve these goals.

      Generally, revenue growth within the industry has been a function of overall economic and population growth and changing demographics. Industry growth has also been impacted by changes in state and federal regulations, supply of and demand for disposal capacity and consumer awareness of environmental matters. While the companies within the industry provide essential services, their revenue growth has been, and will continue to be impacted by changes in general economic and industry specific trends.

Recent Developments

      On November 15, 2002 and November 26, 2002, Allied NA issued $300 million and $75 million, respectively, in aggregate principal amount of its 9 1/4% Senior Notes due 2012, or collectively the November 2002 senior notes, in a private placement under Rule 144A and Regulation S of the Securities Act. We used the net proceeds from the sale of the November 2002 senior notes to ratably repay portions of tranches A, B and C of the term loans under our credit facility.

RISK FACTORS

      You should carefully consider the following risks and all of the information set forth in this prospectus and any accompanying prospectus supplement before investing in our securities.

Our substantial indebtedness could restrict our operations, make us more vulnerable to adverse economic conditions and make it more difficult for us to make payments on our debt.

      We have had and will continue to have a substantial amount of outstanding indebtedness with significant debt service requirements. As of September 30, 2002, we had approximately $9.0 billion of consolidated indebtedness. Of the total amount of indebtedness incurred by us, approximately $2.0 billion was senior subordinated debt. Earnings were sufficient to cover fixed charges for the year ended December 31, 2001 by $224.3 million, and earnings were sufficient to cover fixed charges for the nine months ended September 30, 2002 by $272.5 million.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our debt;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increase our vulnerability to economic downturns in the industry in which we operate;

•	increase our vulnerability to interest rate increases to the extent any of our variable rate debt is not hedged;

•	place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow;

•	limit our flexibility in planning for, or reacting to changes in our business and the industry in which we operate;

•	limit, among other things, our ability to borrow additional funds or obtain other financing; and

•	subject us to a greater risk of noncompliance with financial and other restrictive covenants in our indebtedness. The failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material negative effect on us.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of September 30, 2002, our indentures permit us to incur substantial additional indebtedness under the consolidated EBITDA coverage ratio test. As of September 30, 2002, we had no cash draws outstanding under our $1.3 billion revolving credit facility. As of such date, we had $686 million in letters of credit drawn on the revolving credit facility that support financial assurance purposes, leaving $605 million of availability.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

      Our ability to make payments on our indebtedness will depend on our ability to generate cash flow in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our liquidity needs for the foreseeable future.

      We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, on commercially reasonable terms or at all.

We may not be able to finance future needs or adapt our business plan to changes because of restrictions placed on us by our credit facility, the indentures and the instruments governing our other indebtedness.

      Our credit facility, the indentures and certain of the agreements governing our other indebtedness contain covenants that restrict our ability to make distributions or other payments to our investors and creditors unless certain financial tests or other criteria are satisfied. We must also comply with certain specified financial ratios and tests. In some cases, our subsidiaries are subject to similar restrictions which may restrict their ability to make distributions to us. In addition, our credit facility, the indentures and these other agreements contain additional affirmative and negative covenants, including limitations on our ability to incur additional indebtedness and to make acquisitions and capital expenditures, which could affect our ability to operate our business. All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

      If we do not comply with these or other covenants and restrictions contained in our credit facility or the agreements governing our other indebtedness, we could be in default under those agreements, and the debt, together with accrued interest, could then be declared immediately due and payable. If we default under our credit facility, the lenders could cause all of our outstanding debt obligations under our credit facility to become due and payable, require us to apply all of our cash to repay such indebtedness or prevent us from making debt service payments on any other indebtedness we owe. If we are unable to repay any borrowings when due, the lenders under our credit facility could proceed against their collateral, which includes most of the assets we own, including the stock and assets of our subsidiaries. In addition, any default under our credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross-default provisions. If the indebtedness under our credit facility, the $2.0 billion of senior subordinated notes, the $850 million of BFI debt which we assumed in connection with our acquisition of BFI, the $1.7 billion of senior notes issued in December 1998, the $600 million of senior notes issued in January 2001, the $750 million of senior notes issued in November 2001 or the $375 million of senior notes issued in November 2002 is accelerated, we may not have sufficient assets to repay amounts due under our credit facility, the 1999 senior subordinated notes, the assumed BFI debt, the 1998 senior notes, the January 2001 senior notes, the November 2001 senior notes, the November 2002 senior notes or under other debt securities then outstanding. Our ability to comply with these provisions of our credit facility, the indentures and other agreements governing our other indebtedness may be affected by changes in the economic or business conditions or other events beyond our control.

We compete with large companies and municipalities that may have greater financial and operational resources. We also compete with the use of alternatives to landfill disposal in part because of state requirements to reduce landfill disposal and we cannot assure you that we will continue to operate our landfills at currently estimated volumes.

      The non-hazardous waste collection and disposal industry is highly competitive. We compete with large companies and municipalities which may have greater financial and operations resources. We also compete with the use of alternatives to landfill disposal because of state requirements to reduce landfill disposal and we cannot ensure that our landfills will continue to operate at full capacity. The non-hazardous waste collection and disposal industry is led by three large national waste management companies: Allied, Waste Management, Inc., and Republic Services, Inc. It also includes numerous regional and local companies. Many counties and municipalities that operate their own waste collection and disposal facilities have the benefits of tax-exempt financing and may control the disposal of waste collected within their jurisdictions.

      We encounter competition due to the use of alternatives to landfill disposal, such as recycling and incineration. Further, most of the states or municipalities in which we operate landfills have adopted comprehensive solid waste master plans that specify waste management planning programs. Periodically, agencies update and modify these solid waste master plans based upon local needs. We cannot assure you that such plans will not have a negative effect on the prices we charge for landfill disposal services and/or the volume of waste going to landfills in certain areas. We also encounter competition in our acquisition of landfills and collection operations. This competition is due to our competitors’ interest in acquiring solid waste assets.

We may have potential difficulties in obtaining suitable landfills, collection operations, transfer stations and permits and/or expanding the permitted capacity of our existing landfills, which could have a negative impact on our business strategy.

      Over the long term, our ability to continue to sustain our current vertical integration strategy will depend on our ability to maintain appropriately located landfill capacity, collection operations and transfer stations. We cannot assure you that we will be able to replace such assets either timely or cost effectively or integrate acquisition candidates effectively or profitably. Further, we cannot assure you that we will be successful in expanding the permitted capacity of our current landfills once our landfill capacity is full. In such event, we may have to dispose collected waste at landfills operated by our competitors or haul the waste long distances at a higher cost to another of our landfills, which could significantly increase our waste disposal expenses, including closure and post-closure expenses and landfill amortization.

      In the past, we have incurred non-cash losses on sales of assets when it was determined that re-deployment of the proceeds from the sale of such assets either to pay down debt or to purchase other assets that improve our integrated operation strategy was economically beneficial. If such decisions are made in the future, we could incur additional non-cash losses on asset sales. In addition, the decision to divest of certain assets could result in goodwill being impaired, causing a non-cash charge to earnings.

      Acquisitions may increase our capital requirements because acquisitions require capital, and competition with other solid waste companies that have a similar acquisition strategy may increase prices. In addition, we cannot assure you that we will successfully obtain the permits we require to operate our business because permits to operate non-hazardous solid waste landfills and to expand the permitted capacity of existing landfills are difficult and expensive to obtain. Permits often take years to obtain as a result of numerous hearings and compliance with zoning, environmental and other regulatory measures. These permits are also often subject to resistance from citizen or other groups and other political pressures. Our failure to obtain the required permits to operate non-hazardous solid waste landfills could have a material negative effect on our future results of operations.

We have a limited operating history with regard to recently acquired businesses.

      During 1999, 2000 and 2001, we acquired companies, including BFI, with annualized revenues of approximately $5.3 billion and sold operations with annualized revenues of approximately $1.3 billion. Thus, we have only a limited history of operating a significant portion of our business. It is also possible that we will acquire landfills, collection operations and transfer stations in the future. Although we have substantially completed the integration of BFI, future acquisitions may pose integration problems and expected financial benefits and operational efficiencies may not be realized. If we fail to effectively integrate acquired operations, this could have a material negative effect on our future results of operations and financial position.

The solid waste industry is a capital-intensive industry that may consume cash from our operations and borrowings.

      Our ability to remain competitive, sustain growth and expand operations largely depends on our cash flow from operations and access to capital. We intend to fund our cash needs through cash flow from operations, available cash and borrowings under our credit facility, if necessary. We spent approximately $597 million for capital expenditures and closure and post-closure and remediation expenditures related to our landfill operations during 2001 and approximately $490 million during the nine months ended September 30, 2002. We expect to spend a total of approximately $655 million for these purposes in 2002. If we undertake more acquisitions or further expand our operations, the amount we expend on capital, closure and post-closure and remediation expenditures will increase. The increase in expenditures may result in low levels of working capital or require us to finance working capital deficits.

      Our cash needs will increase if the expenditures for closure and post-closure monitoring exceed the current estimates for these costs. Expenditures for these costs may increase as a result of any federal, state or local government regulatory action, including changes in closing or monitoring activities, types and quantities of materials used or the period of required post-closure monitoring. These factors, together with those discussed above, could substantially increase our operating costs and therefore impair our ability to invest in our existing facilities or new facilities.

      We are required to provide certain financial assurances to governmental agencies under applicable environmental regulations relating to our landfill and collection operations. As of September 30, 2002, we had outstanding approximately $1.6 billion in financial assurance obligations relating to our landfill operations. These financial assurances include surety bonds, letters of credit, insurance policies and trust deposits required principally to secure our estimated landfill closure and post-closure obligations and collection contracts. Additionally, we have letters of credit of approximately $477 million for performance contracts, insurance and collateral for other obligations. The mix of financial assurance instruments may change in the future, which may result in an increased use of letters of credit as financial assurance instruments. We cannot assure you that the level of financial assurance obligations that we are required to provide will be available in the future. Letters of credit provided as financial assurance are issued under our credit facility and as such are a use of borrowing availability. Additionally, as of September 30, 2002, we had approximately $585 million in operational performance bonds with various municipalities and approximately $54 million of financial guarantee bonds related to collateral for other obligations.

      Our ability to pay our debt obligations or to refinance our indebtedness depends on our future performance. Our future performance may be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We believe that our current available cash flow and borrowings available under our credit facility and other sources of liquidity will be sufficient to meet our anticipated future requirements for working capital, letters of credit, closure, post-closure and remediation expenditures, acquisition related expenditures and capital expenditures.

      We may need to refinance our credit facility, the 1999 senior subordinated notes, the assumed BFI debt, the 1998 senior notes, the January 2001 senior notes, the November 2001 senior notes, the November 2002 senior notes and/or other indebtedness to pay the principal amounts due at maturity. In addition, we may need additional capital to fund future acquisitions and the integration of solid waste businesses. We cannot assure you that our business will generate sufficient cash flow or that we will be able to obtain sufficient funds to enable us to pay our debt obligations and capital expenditures. In addition, we may be unable to refinance our debt obligation on commercially reasonable terms or at all.

      At September 30, 2002, approximately 96% of our debt had a fixed rate of interest, 68% directly and 28% through interest rate swap agreements. The amount of this swap contract portfolio was $2.6 billion. Upon the de-designation of $1.5 billion of this portfolio, non-cash mark to market gains and losses based on changes in future yield curves will be recorded in the statement of operations. Changes in the yield curves could result in volatility in the statement of operations.

The U.S. economy has recently experienced a downturn, which has had an adverse impact on our operating performance. If the downturn continues or worsens, it could continue to have a negative effect on our results of operations.

      Our business is affected by general economic conditions. The continued weakness in the U.S. economy has had a negative effect on our operating results, including decreases in revenues and EBITDA. Additionally, as is expected in a down-cycle economic environment, we have experienced the negative effects of reductions in the rate of volume growth at our landfills, as well as increased competitive pricing pressure and customer turnover. If economic conditions continue to deteriorate or fail to recover, such economic conditions will continue to put pressure on the volume of waste being disposed of at our facilities and the pricing that we are able to procure for our services. In addition, worsening economic conditions may lead to further negative effects of customer turnover. There can be no assurance that current economic conditions or worsening economic conditions will not have a significant adverse impact on our operating results.

We may be affected by adverse weather conditions.

      Our collection and landfill operations could be adversely affected by long periods of inclement weather which interfere with collection and landfill operations, delay the development of landfill capacity and/or reduce the volume of waste generated by our customers. In addition, certain of our operations may be temporarily suspended as a result of particularly harsh weather conditions. Severe weather can negatively effect our costs of collection and disposal. Long periods of inclement weather could have an adverse effect on our results of operations.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

      We depend highly upon our senior management team. We will continue to require operations management personnel with waste industry experience. We do not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could materially adversely affect our operations and financial condition.

We are subject to costly environmental regulations and environmental litigation.

      Our equipment, facilities, and operations are subject to extensive and changing federal, state, and local environmental laws and regulations relating to environmental protection and occupational health and safety. These include, among other things, laws and regulations governing the use, treatment, storage, and disposal of solid and hazardous wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances.

      Our compliance with regulatory requirements is costly. We are often required to enhance or replace our equipment and to modify landfill operations or initiate final closure of a landfill. We cannot assure you that we will be able to implement price increases sufficient to offset the cost of complying with these standards. In addition, environmental regulatory changes could accelerate or increase expenditures for closure and post-closure monitoring at solid waste facilities and obligate us to spend sums in addition to those presently accrued for such purposes.

      In addition to the costs of complying with environmental regulations, we may incur costs to defend against litigation brought by government agencies and private parties who allege we are in violation of our environmental permits. As a result, we may be required to pay fines or our permits and licenses may be modified or revoked. We are, and also may be in the future, defendants in lawsuits brought by governmental agencies and surrounding landowners who assert claims alleging environmental damage, personal injury and property damage. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could have a material negative effect on our financial condition.

      Certain of our waste disposal operations traverse state and county boundaries. In the future, our collection, transfer and landfill operations may also be affected by proposed federal legislation that authorizes the states to enact legislation governing interstate shipments of waste. Such proposed federal legislation may allow individual states to prohibit or limit importing out-of-state waste to be disposed of and may require states, under certain circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted in states in which we operate landfills that receive a significant portion of waste originating from out-of-state, our operations could be negatively affected. We believe that several states have proposed or have considered adopting legislation that would regulate the interstate transportation and disposal of waste in the states’ landfills. Our collection, transfer and landfill operations may also be affected by “flow control” legislation which may be proposed in the United States Congress. This proposed federal legislation may allow states and local governments to direct waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments with jurisdiction over our landfills could act to limit or prohibit disposal or processing of waste in our landfills.

We may have potential environmental liabilities that are greater than our insurance coverage.

      We may incur liabilities for the deterioration of the environment as a result of our operations. Any substantial liability for environmental damage could materially adversely affect our operating results and financial condition. Due to the limited level of our purchased insurance coverage of environmental liability, if we were to incur substantial financial liability for environmental damage, our business and financial condition could be materially adversely affected.

We may have additional hazardous substances liability.

      We are a potentially responsible party at many sites under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, and analogous state laws. CERCLA provides for the remediation of contaminated facilities and imposes strict, joint and several liability on current and former owners or operators of a facility at which there has been a release or a threatened release of a “hazardous substance,” on persons who arrange for the disposal of such substances at the facility and on persons who transport such substances to the facility. Hundreds of substances are defined as “hazardous” under CERCLA and their presence, even in minute amounts, can result in substantial liability. The expense of conducting such a cleanup can be significant. We have significant liabilities under these laws, primarily due to acquired businesses and properties and their former operations. Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have additional liability, because such substances may be present in waste collected by us or disposed of in our landfills, or in waste collected, transported or disposed of in the past by acquired companies. In addition, actual costs for these liabilities could be significantly greater than amounts presently accrued for these purposes.

There may be undisclosed liabilities associated with our acquisitions.

      In connection with any acquisition made by us, there may be liabilities that we fail to discover or are unable to discover including liabilities arising from non-compliance with environmental laws by prior owners and for which we, as successor owner, may be responsible. Similarly, we incur capitalized costs associated with acquisitions or other business ventures, which may never be consummated, resulting in a potential charge to earnings.

We are subject to examination by various federal and state taxing authorities.

      We are currently under examination by various federal and state taxing authorities for certain tax years. Any material disagreement with a taxing authority could result in large cash expenditures and adversely affect our operating results and financial condition. A federal income tax audit for the years ended December 31, 1998 and 1999, as well as BFI’s tax years ended September 30, 1996 through July 30, 1999, is ongoing. During the second quarter of 2002, we received notification from the IRS disallowing all of a capital loss included in BFI’s July 30, 1999 tax return. If such disallowance is upheld, we estimate we could owe additional federal and state tax of up to $310 million and accrued interest through September 30, 2002 of approximately $38 million. We also received notification from the IRS assessing a penalty of between 20% and 40% of the additional income tax resulting from the disallowance. In October 2002, the IRS issued a revenue procedure outlining two resolution alternatives related to this matter. Taxpayers can elect to participate under this revenue procedure if certain eligibility requirements are met. We are currently evaluating the IRS issuance.

      We believe that the resolution of this matter will entail efforts including administrative appeals and litigation extending over several years. We believe an unfavorable result of this matter could require future potential cash expenditures that could have a material negative effect on our financial condition.

There may be risks related to our prior use of Arthur Andersen LLP as our independent accountants.

      As of August 30, 2002, Arthur Andersen LLP, our former independent accountants, ceased practicing before the Commission. Events leading to Arthur Andersen’s inability to provide services may materially and adversely affect the ability of Arthur Andersen to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen’s audit of our financial statements incorporated by reference in this prospectus, and may impede our access to the capital markets after completion of this offering.

      We are required to file with the Commission periodic reports containing financial statements audited or reviewed by an independent public accountant. In addition, the indentures and our credit facility require that we deliver periodic reports and certificates, many of which will include financial statements or calculations that, in some cases, are required to be audited or reviewed by independent public accountants. Further, Commission rules require us to include or incorporate by reference in these reports audited financial statements for prior periods. As a result, we will be required to present audited financial statements for one or more prior periods audited by Arthur Andersen. Our access to the capital markets and our ability to comply with our reporting obligations in a timely manner, whether statutory or contractual, could be adversely affected if the Commission ceases accepting financial statements audited by Arthur Andersen. Our access to the capital markets may also be adversely affected if underwriters and other third parties cease to rely on financial statements audited by Arthur Andersen and, therefore, refuse to enter into transactions with companies with those financial statements. Our consolidated financial statements as of December 31, 2000 and for each of the fiscal years in the two-year period ended December 31, 2000, incorporated by reference in this prospectus, have been audited by Arthur Andersen. We were unable to obtain a consent from Arthur Andersen to include in this prospectus its audit report with respect to these financial statements. As a result, we filed the registration statement of which this prospectus is a part, and will file any amendment to the registration statement, in reliance on temporary rules issued by the Commission which relieves an issuer from the obligation to obtain the consent of Arthur Andersen in specified cases. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you may not recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements. Our consolidated financial statements as of and for the year ended December 31, 2001, included in our Current Report on Form 8-K, filed August 19, 2002, incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP.

USE OF PROCEEDS

      Unless we indicate otherwise in the applicable prospectus supplement, we anticipate that any net proceeds will be used for general corporate purposes, including repaying or refinancing bank borrowings, and for working capital, capital expenditures and other acquisitions. The factors which we will consider in any refinancing will include the amount and characteristics of any debt securities issued and may include, among other things, the impact of such refinancing on our interest coverage, debt-to-capital ratio, liquidity and earnings per share. We will set forth in the prospectus supplement our intended use for the net proceeds received from the sale of any securities. Pending the application of the net proceeds, we expect to reduce indebtedness under our bank credit agreement.

      AWNA Trust will use all proceeds from the sale of trust preferred securities and trust common securities to purchase Allied NA’s debt securities.

ACCOUNTING TREATMENT RELATING TO TRUST PREFERRED SECURITIES

      The financial statements of AWNA Trust will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as Allied-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely Allied NA debt securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratio of earnings to fixed charges for the periods indicated are as follows:

	For the Year Ended December 31,						For the Nine
Months Ended
	1997	1998		1999	2000	2001	September 30, 2002

Ratio of earnings to fixed charges(1)	1.5x		*	*	1.4x	1.3x	1.4x
Ratio of earnings to fixed charges and preferred stock dividends(1)	—	—		**	1.3x	1.2x	1.3x

(1)	For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before taxes and fixed charges (exclusive of preferred stock dividends). For purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and the interest component of rent expense.

*	Earnings were insufficient to cover fixed charges by $122.0 million in 1998 and $252.7 million in 1999.

**	Earnings were insufficient to cover fixed charges and preferred stock dividends by $280.5 million in 1999.

DESCRIPTION OF DEBT SECURITIES

      The debt securities will be direct obligations of ours, which may be secured or unsecured, and which may be senior, senior subordinated or subordinated indebtedness. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally by Allied and the Subsidiary Guarantors. The debt securities will be issued under one or more indentures or indenture supplements between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures or supplemental indentures are summaries of certain anticipated provisions of the indentures or supplemental indentures and are not complete. We will file a copy of the indentures or supplemental indentures with the Commission at or before the time of the offering of the applicable series of debt securities. You should refer to those indentures or supplemental indentures for the complete terms of the debt securities.

General

      We may issue debt securities that rank “senior,” “senior subordinated” or “subordinated.” The debt securities that we refer to as “senior securities” will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with the senior subordinated notes and any other senior subordinated indebtedness. We refer to these as “senior subordinated securities.” We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “subordinated securities.” We have filed with the registration statement of which this prospectus is part two separate forms of indenture, one for the senior securities and one for the senior subordinated and subordinated securities.

      We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

      We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

      The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

      We may issue debt securities at less than the principal amount payable upon maturity. We refer to these securities as “original issue discount securities.” If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

      Except as may be set forth in any prospectus supplement relating to the debt securities, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

      Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

      If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the applicable trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

      You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.

      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

      Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, except as otherwise set forth in the prospectus supplement relating to the debt securities, we may not take any of these actions unless all the following conditions are met:

•	Immediately after the merger, sale of assets or other transaction we are not in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State of the United States or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

•	If, as a result of transaction, our property or that of our restricted subsidiaries becomes subject to a lien prohibited by the indenture, we or the successor entity must secure the senior notes as required by the indenture.

•	We must deliver an officers’ certificate and opinion of counsel to the trustee as specified under the indenture.

Certain Covenants

      Provision of Financial Information. Except as otherwise set forth in the prospectus supplement relating to the debt securities, whether or not required by the rules and regulations of the Commission, so long as any debt securities are outstanding, we will furnish to the holders of debt securities:

•	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file these reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report by our certified independent accountants; and

•	all financial information that would be required to be included in a Form 8-K filed with the Commission if we were required to file this report.

      In addition, except as otherwise set forth in the prospectus supplement relating to the debt securities, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability, unless the Commission will not accept such a filing, and make this information available to investors who request it in writing.

      Additional Covenants. Any additional or different covenants, or modifications to the foregoing covenants, with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Events of Default and Related Matters

      Events of Default. Except as otherwise set forth in the prospectus supplement relating to the debt securities, the term “event of default” means any of the following:

•	We do not pay interest on a debt security within 30 days of its due date;

•	We do not pay the principal or any premium on a debt security on its due date;

•	We do not deposit any sinking fund payment on its due date;

•	We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. The holders of 10% in principal amount of debt securities of the affected series may send the notice;

•	Default in the payment of any of our other indebtedness over a specified amount that results in the acceleration of the maturity of the indebtedness or constitutes a default in the payment of the indebtedness at final maturity, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled;

•	The rendering of a final judgment or judgments against us over a specified amount that remains unstayed, undischarged or unbonded for a period of 60 days thereafter;

•	We or one of our “significant subsidiaries” files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

•	Any other event of default described in the applicable prospectus supplement occurs.

      Except as otherwise set forth in the prospectus supplement relating to the debt securities, the term “significant subsidiary” means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933).

      Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. We call this a “declaration of acceleration of maturity.” If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

      The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal, premium, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

      However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

      Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

      There are three types of changes we can make to the indentures and the debt securities:

      Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. Except as otherwise set forth in the prospectus supplement relating to the debt securities, the following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture or to waive certain defaults;

•	reduce the percentage of holders of debt securities required for quorum or voting;

•	waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

•	modify any of the foregoing provisions, or any of the provisions relating to the waiver of particular past defaults or particular covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.

      Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, we will use a special rule for that security described in the applicable prospectus supplement. An example is if the principal amount is based on an index.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

      Debt securities are not considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities are also not eligible to vote if they have been fully defeased as described immediately below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

      A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case, upon notice given as provided in the indenture.

Discharge, Defeasance and Covenant Defeasance

      Discharge. We may discharge some obligations to holders of any series of debt securities by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

      Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you, except as otherwise set forth in the prospectus supplement relating to the debt securities:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion confirming the tax law change described above.

      If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

      Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, except as otherwise set forth in the prospectus supplement relating to the debt securities, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

      If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	Any subordination provisions.

•	Certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Option to Defer Interest Payments or to Pay-in-Kind

      If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

Subordination

      We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

      If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

      The description below summarizes the more important terms of our capital stock. We have previously filed with the Commission copies of our articles of incorporation and bylaws, as amended. See “Where You Can Find More Information.” You should refer to those documents for the complete terms of our capital stock. This summary is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

General

      Our authorized capital stock consists of 300,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.10 per share. Our board of directors recently approved an increase in our authorized capital stock by an additional 225,000,000 shares of common stock. Such increase in our authorized capital stock requires the approval of our shareholders. We have filed a preliminary proxy statement with the Commission to call a special shareholders’ meeting to approve the increase in our authorized capital stock.

Preferred Stock

      General. Our board of directors will determine the designations, preferences, limitations and relative rights of the 10,000,000 authorized shares of preferred stock. These include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

      The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.

      The following description of the preferred stock sets forth some general terms and provisions of the preferred stock to which a prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation, including any applicable certificates of designation, and our bylaws.

      The prospectus supplement will describe the specific terms as to each issuance of preferred stock, including:

•	the title of the preferred stock;

•	the number of shares of the preferred stock offered;

•	the voting rights of the holders of the preferred stock offered;

•	the offering price of the preferred stock;

•	the dividend rate, when dividends will be paid, or the method of determining the dividend rate if it is based on a formula or not otherwise fixed;

•	the date from which dividends on the preferred stock shall accumulate;

•	the provisions for any auctioning or remarketing, if any, of the preferred stock;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred stock on a securities exchange;

•	whether the preferred stock will be convertible and, if so, the security into which it is convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the preferred stock will be represented by depositary shares as more fully described under “Description of Depositary Shares”;

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred stock as to dividend and liquidation rights;

•	any limitations on issuance of any preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

      As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

      Rank. Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred stock will, with respect to dividend rights and rights upon liquidation, rank senior to all common stock.

      Dividends. Holders of preferred stock of each series will be entitled to receive cash and/or common stock and/or preferred stock dividends at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred stock may specify a fixed dividend, our board of directors must declare those dividends and they may be paid only out of assets legally available for payment. We will pay each dividend to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors. In the case of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

      Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to declare a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.

      If the applicable series is entitled to a cumulative dividend, except as otherwise set forth in the prospectus supplement, we may not declare, or pay or set aside for payment, any full dividends on any other series of preferred stock ranking, as to dividends, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividend periods and the then current dividend period. If the applicable series does not have a cumulative dividend, except as otherwise set forth in the prospectus supplement, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, except as otherwise set forth in the prospectus supplement, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative preferred stock. Except as otherwise set forth in the prospectus supplement, no interest will be payable in respect of any dividend payment that may be in arrears.

      Except as provided in the immediately preceding paragraph or in the applicable prospectus supplement, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any dividends or other distributions upon common stock or any other capital stock ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. Except as otherwise set forth in the prospectus supplement, the foregoing restriction does not apply to dividends or other distributions paid in common stock or other capital stock ranking junior to the applicable series as to dividends and upon liquidation.

      If the applicable series is noncumulative, except as otherwise set forth in the prospectus supplement, we need only declare, and pay or set aside for payment, the dividend for the then current period, before declaring dividends or distributions on common stock or junior or parity securities. In addition, under the circumstances that we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any common stock or other parity or junior capital stock, except upon conversion into or exchange for common stock or other junior capital stock. Except as otherwise set forth in the prospectus supplement, we may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.

      Except as otherwise set forth in the prospectus supplement, we will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.

      Redemption. We may have the right or may be required to redeem one or more series of preferred stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

      If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. Except as otherwise set forth in the prospectus supplement, the redemption price will include all accrued and unpaid dividends, except in the case of a noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

      Liquidation Preference. The applicable prospectus supplement will show the liquidation preference of the applicable series. Except as otherwise set forth in the prospectus supplement, upon any voluntary or involuntary liquidation, before any distribution may be made to the holders of common stock or any other capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of assets of ours legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all dividends accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, except as otherwise set forth in the prospectus supplement, the holders of preferred stock will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred stock, except as otherwise set forth in the prospectus supplement, our remaining assets will be distributed among the holders of any other capital stock ranking junior to the preferred stock upon liquidation, according to their rights and preferences and in each case according to their number of shares.

      Except as otherwise set forth in the prospectus supplement, if, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of an applicable series and the corresponding amounts payable on all shares of other capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

      Except as otherwise set forth in the prospectus supplement, for these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation.

      Voting Rights. Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

      As more fully described under “Description of Depositary Shares,” if we elect to issue Depositary Shares, each representing a fraction of a share of a series, each holder will, in effect, be entitled to the fraction of a vote per Depositary Share.

      Conversion Rights. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred stock into common stock or any other class or series of capital stock. The terms will include the number of shares of common stock or other securities into which the shares are convertible, the conversion price, or the manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

      Our Exchange Rights. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred stock for debt securities. If an exchange is required, except as otherwise set forth in the prospectus supplement, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred stock. Except as otherwise set forth in the prospectus supplement, the other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged.

Common Stock

      Voting Rights. Holders of common stock are entitled to one vote per share on each matter to be decided by the shareholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. This provision of our bylaws may only be modified by amendment adopted by the shareholders. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

      Dividend Rights and Limitations. Except as otherwise set forth in the prospectus supplement, holders of common stock will be entitled to receive ratably the dividends, if any, as the board of directors may declare from time to time out of funds legally available for this purpose.

      Except as otherwise set forth in the prospectus supplement, dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our credit agreement and indentures.

      Liquidation Rights. Except as otherwise set forth in the prospectus supplement, in the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in our remaining assets available for distribution.

      Miscellaneous. All outstanding shares of common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further shareholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

      Reference is made to the applicable prospectus supplement relating to the common stock offered by that prospectus supplement for specific terms, including:

•	amount and number of shares offered;

•	the initial offering price, if any, and market price; and

•	information with respect to dividends.

DESCRIPTION OF DEPOSITARY SHARES

General

      The description shown below, and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares, does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the Commission at or before the time of the offering of the applicable series of depositary shares. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.

      We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions

      Except as otherwise set forth in the prospectus supplement, a depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Except as otherwise set forth in the prospectus supplement, fractions will be rounded down to the nearest whole cent.

      Except as otherwise set forth in the prospectus supplement, if the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, except as otherwise set forth in the prospectus supplement, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

      Except as otherwise set forth in the prospectus supplement, no distributions will be made on any depositary shares that represent preferred stock converted or exchanged. Except as otherwise set forth in the prospectus supplement, the deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. Except as otherwise set forth in the prospectus supplement, all distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Stock

      Except as otherwise set forth in the prospectus supplement, you may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Except as otherwise set forth in the prospectus supplement, partial shares of preferred stock will not be issued. Except as otherwise set forth in the prospectus supplement, if the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, except as otherwise set forth in the prospectus supplement, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

      If we redeem a series of the preferred stock underlying the depositary shares, except as otherwise set forth in the prospectus supplement, the depositary will redeem those shares from the redemption proceeds received by it. Except as otherwise set forth in the prospectus supplement, the depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares at their addresses appearing in the depositary’s books. Except as otherwise set forth in the prospectus supplement, the redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Except as otherwise set forth in the prospectus supplement, the redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, except as otherwise set forth in the prospectus supplement, the depositary will select the depositary shares for redemption by lot or pro rata as the depositary may determine.

      Except as otherwise set forth in the prospectus supplement, after the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. Except as otherwise set forth in the prospectus supplement, all rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Except as otherwise set forth in the prospectus supplement, receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Stock

      Except as otherwise set forth in the prospectus supplement, upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Except as otherwise set forth in the prospectus supplement, each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. Except as otherwise set forth in the prospectus supplement, if you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.

Liquidation Preference

      Except as otherwise set forth in the prospectus supplement, upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Stock

      Except as otherwise set forth in the prospectus supplement, the depositary shares will not themselves be convertible into or exchangeable for common stock, preferred stock or any of our other securities or property. If so specified in the prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. Except as otherwise set forth in the prospectus supplement, we will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, except as otherwise set forth in the prospectus supplement, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

      As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock issued to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged, for the preferred stock; and

•	if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

      Except as otherwise set forth in the prospectus supplement, we and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. Except as otherwise set forth in the prospectus supplement, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.

      Except as otherwise set forth in the prospectus supplement, any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, except as otherwise set forth in the prospectus supplement, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, except as otherwise set forth in the prospectus supplement, a deposit agreement will automatically terminate if:

•	all depositary shares outstanding under it shall have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

      Except as otherwise set forth in the prospectus supplement, we will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, except as otherwise set forth in the prospectus supplement, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, except as otherwise set forth in the prospectus supplement, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

      A depositary may resign at any time by delivering to us notice of its election to do so. In addition, except as otherwise set forth in the prospectus supplement, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. Except as otherwise set forth in the prospectus supplement, we must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. Except as otherwise set forth in the prospectus supplement, a depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

      Except as otherwise set forth in the prospectus supplement, a depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.

      Except as otherwise set forth in the prospectus supplement, neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Except as otherwise set forth in the prospectus supplement, our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Except as otherwise set forth in the prospectus supplement, neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. Except as otherwise set forth in the prospectus supplement, we and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

      If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, except as otherwise set forth in the prospectus supplement, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

      We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the Commission at or before the time of the offering of the applicable series of warrants.

      In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will deem the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrant;

•	the name of the warrant agent; and

•	the other terms of the warrants.

      Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise set forth in the prospectus supplement, before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

      Except as otherwise set forth in the prospectus supplement, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, except as otherwise set forth in the prospectus supplement, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The terms of the trust preferred securities will include those stated in the declaration of trust (as it may be amended and restated from time to time) and those made a part of that declaration by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the declaration of trust and the trust preferred securities are summaries of certain anticipated provisions of the declaration of trust and the trust preferred securities and are not complete. This summary is subject to and qualified by reference to the description of the particular terms of the trust preferred securities described in the applicable prospectus supplement.

      We have previously filed with the Commission copies of the form of the declaration of trust. Please read “Where You Can Find More Information.”

      The prospectus supplement relating to trust preferred securities will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

•	any repurchase, redemption or exchange provisions;

•	any preference or subordination rights upon a default or liquidation of the trust;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

      Except as otherwise set forth in the prospectus supplement, the regular trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

      Except as otherwise set forth in the prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. Except as otherwise set forth in the prospectus supplement, the property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. Except as otherwise set forth in the prospectus supplement, we will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.

      In the prospectus supplement, we will also describe certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities.

The Trust Preferred Securities Guarantee

      Except as otherwise set forth in the prospectus supplement, Allied will fully and unconditionally guarantee payments on the trust preferred securities as described in this section. The guarantee covers the following payments:

•	periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;

•	payments on dissolution of each trust; and

•	payments on redemption of trust preferred securities of each trust.

      U.S. Bank National Association, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.

      We have summarized selected provisions of the guarantee below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which will be filed with the Commission upon the issuance of any trust preferred securities. Please read “Where You Can Find More Information.”

      Except as otherwise set forth in the prospectus supplement, Allied will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by the trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that Allied has made corresponding payments on the debt securities to the property trustee of the trust; and

•	payments upon the dissolution of the trust equal to the lesser of:

•	the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments; and

•	the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.

      Allied will not be required to make these liquidation payments if.

•	the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

•	the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.

      Except as otherwise set forth in the prospectus supplement, Allied may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the applicable trust to make the payment to them.

      Except as otherwise set forth in the prospectus supplement, each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. EXCEPT AS OTHERWISE SET FORTH IN THE PROSPECTUS SUPPLEMENT, THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT ALLIED HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. EXCEPT AS OTHERWISE SET FORTH IN THE PROSPECTUS SUPPLEMENT, IF ALLIED DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND ALLIED WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

      Allied’s obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

Covenants of Allied

      Except as otherwise set forth in the prospectus supplement, in the guarantee, Allied will agree that, as long as any trust preferred securities issued by the trust are outstanding, Allied will not make the payments and distributions described below if:

•	it is in default on its guarantee payments or other payment obligations under the guarantee;

•	any trust enforcement event under the declaration of trust has occurred and is continuing; or

•	Allied has elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.

      Except as otherwise set forth in the prospectus supplement, in these circumstances, Allied will agree that it will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by Allied of the debt of any subsidiary of Allied if such guarantee ranks equally with or junior in interest to the debt securities.

      However, except as otherwise set forth in the prospectus supplement, even during such circumstances, Allied may:

•	purchase or acquire its capital stock in connection with the satisfaction by it of its obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring it to purchase its capital stock;

•	reclassify its capital stock or exchange or convert one class or series of its capital stock for another class or series of its capital stock;

•	purchase fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	declare dividends or distributions in its capital stock;

•	redeem or repurchase any rights pursuant to a rights agreement; and

•	make payments under the guarantee related to the trust preferred securities.

      In addition, as long as trust preferred securities issued by any trust are outstanding and except as otherwise set forth in the prospectus supplement, Allied will agree that it will:

•	remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

•	permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust;

•	use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

Amendments and Assignment

      Except as otherwise set forth in the prospectus supplement, Allied and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases and except as otherwise set forth in the prospectus supplement, Allied and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.

      Except as otherwise set forth in the prospectus supplement, Allied may assign its obligations under the guarantee only in connection with a consolidation, merger or asset sale involving Allied permitted under the indenture governing the debt securities.

Termination of the Guarantee

      Except as otherwise set forth in the prospectus supplement, a guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of the applicable trust;

•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust; or

•	full payment of the amounts payable upon liquidation of that trust.

      The guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

Status of the Guarantee

      Except as otherwise set forth in the prospectus supplement, Allied’s obligations under the guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of the guarantee with respect to Allied’s capital stock and other liabilities, including other guarantees.

      Except as otherwise set forth in the prospectus supplement, the guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

      The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Allied to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

      Except as otherwise set forth in the prospectus supplement, if the guarantee trustee fails to enforce the guarantee or Allied fails to make a guarantee payment, you may institute a legal proceeding directly against Allied to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

Periodic Reports Under Guarantee

      Except as otherwise set forth in the prospectus supplement, Allied will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

Duties of Guarantee Trustee

      Except as otherwise set forth in the prospectus supplement, the guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantee does not contain any implied covenants. If a default occurs on the guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Except as otherwise set forth in the prospectus supplement, the guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

Governing Law

      New York law will govern the guarantee.

SELLING SHAREHOLDERS

      The selling shareholders may be our directors, executive officers, former directors, employees or holders of our common stock. The prospectus supplement for any offering of the common stock by selling shareholders will include the following information:

•	the names of the selling shareholders;

•	the nature of any position, office or other material relationship which each selling shareholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of shares held by each of the selling shareholders before the offering;

•	the percentage of the common stock held by each of the selling shareholders after the offering; and

•	the number of shares of our common stock offered by each of the selling shareholders.

PLAN OF DISTRIBUTION

      We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. In addition, some of our shareholders may sell shares of our common stock under this prospectus in any of these ways. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and any selling shareholders have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

      We or any selling shareholders may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      We or any selling shareholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or any selling shareholders, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

      We will describe in the applicable prospectus supplement any compensation we or any selling shareholders pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or any selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

      To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

LEGAL MATTERS

      Latham & Watkins, New York, New York, will issue an opinion about certain legal matters with respect to the securities for us. Certain matters of Delaware law regarding the validity of the trust preferred securities will be issued by Dorsey & Whitney LLP, Minneapolis, Minnesota. Any underwriters will be advised regarding other issues relating to any offering by their own legal counsel.

EXPERTS

      The consolidated financial statements of Allied Waste Industries, Inc. as of December 31, 2001 and for the year then ended, incorporated in this registration statement, which includes this prospectus, by reference to Allied’s Current Report on Form 8-K, dated August 19, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Allied as of December 31, 2000 and for each of the two years in the period ended December 31, 2000, incorporated in this registration statement by reference to Allied’s Current Report on Form 8-K, dated August 19, 2002, have been audited by Arthur Andersen LLP, independent accountants, as stated in their report with respect thereto. The consolidated financial statements of BFI as of December 31, 2000 and 2001 included in Allied’s annual report for the year ended December 31, 2001 on Form 10-K and for the two years in the period ended December 31, 2001, the five months ended December 31, 1999 and the ten months ended July 30, 1999, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent accountants, as stated in their reports with respect thereto. We have not been able to obtain Arthur Andersen’s consent to the incorporation by reference in this registration statement and Arthur Andersen did not give permission to use such report in the registration statement. See “Risk Factors — There may be risks related to our prior use of Arthur Andersen LLP as our independent accountants.”